Exhibit 10.21

LOAN AGREEMENT

Dated as of September 19, 2006

between

KPA SAN ANTONIO HS LLC,

a Delaware limited liability company,

as Borrower

and

MERRILL LYNCH MORTGAGE LENDING, INC.,

a Delaware corporation,

as Lender

-i-

TABLE OF CONTENTS

(continued)

-ii-

SCHEDULES

Schedule I	-	Organizational Chart of Borrower

Schedule II	-	Leases

Schedule III	-	Required Repairs

Schedule IV	-	Reserved

Schedule V	-	Exceptions to Representations

Schedule VI	-	Reserved

Schedule VII	-	Description of Management Agreement

Schedule VIII	-	Identification of Certain Qualified Managers

LOAN AGREEMENT

THIS LOAN AGREEMENT, dated as of September 19, 2006 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), MERRILL LYNCH MORTGAGE LENDING, INC., a Delaware corporation, having an address at Four World Financial Center, 16th Floor, New York, New York 10080 (“Lender”), and KPA SAN ANTONIO HS LLC, a Delaware limited liability company, having its principal place of business at c/o Innkeepers USA Trust, 340 Royal Poinciana Way, Suite 306, Palm Beach, Florida 33480 (“Borrower”).

W I T N E S S E T H:

WHEREAS, Borrower desires to obtain the Loan (as hereinafter defined) from Lender;

WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (as hereinafter defined).

NOW THEREFORE, in consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:

I. DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1. Definitions. For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

“ACH” shall mean the automated clearinghouse system.

“Additional Insolvency Opinion” shall have the meaning set forth in Section 4.1.30(b) hereof.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person or is a director or officer of such Person or of an Affiliate of such Person.

“Agent” shall mean PNC Bank National Association or any successor Eligible Institution acting as Agent under the Cash Management Agreement.

“Agreement” shall mean this Loan Agreement, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Agreement of Manager” shall mean, with respect to the Property, that certain Assignment of Management Agreement and Subordination of Management Fees, dated as of the date hereof, among Lender, Borrower, Operating Lessee and Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Alteration” shall mean any demolition, alteration, installation, improvement or expansion of or to the Property or any portion thereof.

“Alteration Threshold Amount” shall mean, with respect to an Alteration at the Property, an amount equal to 4% of the original principal balance of the Loan.

“Annual Budget” shall mean a budget setting for the Property prepared by Borrower in accordance with Section 5.1.11.(d) hereof for the applicable Fiscal Year.

“Approved Annual Budget” shall have the meaning set forth in Section 5.1.11(d) hereof.

“Assignment of Leases” shall mean that certain first priority Assignment of Leases and Rents, dated as of the date hereof, from Borrower, as assignor, to Lender, as assignee, assigning to Lender all of Borrower’s interest in and to the Leases, the Room License Agreements and Rents of the Property as security for the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Award” shall mean any compensation paid by any Governmental Authority to or for the benefit of Borrower in connection with a Condemnation in respect of all or any part of the Property.

“Bankruptcy Action” shall mean with respect to any Person (a) such Person filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (b) the filing of an involuntary petition against such Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, (c) such Person filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (d) such Person consenting to or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for such Person or any portion of the Property; or (e) such Person making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due.

“Bankruptcy Code” shall mean Title 11 of the United States Code, 11 U.S.C. § 101, et seq., as the same may be amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights or any other Federal or state bankruptcy or insolvency law.

“Basic Carrying Costs” shall mean, with respect to the Property, the sum of the following costs associated with the Property for the relevant Fiscal Year or payment period: (a) Taxes, (b) Other Charges and (c) Insurance Premiums.

“Borrower” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and permitted assigns.

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which national banks in New York, New York; or the place of business of any then current Servicer are not open for business.

“Capital Expenditures” shall mean, for any period, the amount expended for items capitalized under GAAP and the Uniform System of Accounts (including expenditures for building improvements or major repairs).

“Cash Management Account” shall have the meaning set forth in the Cash Management Agreement.

“Cash Management Agreement” shall mean that certain Cash Management Agreement, dated as of the date hereof, by and among Borrower, Manager, Operating Lessee, Agent and Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Casualty” shall have the meaning set forth in Section 6.2 hereof.

“Casualty Consultant” shall have the meaning set forth in Section 6.4(b)(iii) hereof.

“Casualty Retainage” shall have the meaning set forth in Section 6.4(b)(iv) hereof.

“Closing Date” shall mean the date of the funding of the Loan.

“Code” shall mean the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Company Agreement” shall mean the Limited Liability Company Agreement of Borrower dated as of the date hereof, entered into by Innkeepers USA Limited Partnership.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.

“Condemnation Proceeds” shall have the meaning set forth in Section 6.4(b).

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise.

“Debt” shall mean the outstanding principal amount set forth in, and evidenced by, this Agreement and the Note together with all interest accrued and unpaid thereon and all other sums (including, but not limited to, any Yield Maintenance Premium) due to Lender in respect of the Loan under the Note, this Agreement, the Mortgage or any other Loan Document.

“Debt Service” shall mean, with respect to any particular period of time, scheduled payments of interest and, if required hereunder, principal, due under this Agreement and the Note.

“Debt Service Payment Amount” shall mean, with respect to each Payment Date (i) prior to the Payment Date occurring in October, 2009, a monthly payment of interest only for the applicable Interest Period, which for the purposes hereof and assuming the Loan is equal to $24,200,000, shall equal to (a) $113,479.18 in any Interest Period consisting of 28 days, (b) $117,532.01 in any Interest Period consisting of 29 days, (c) $121,584.83 in any Interest Period consisting of 30 days and (d) $125,637.66 in any Interest Period consisting of 31 days and (ii) from and including the Payment Date occurring in November, 2009, a monthly payment in the amount of $145,542.74 (the principal component of which amount is based on a 30 year amortization schedule).

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” shall mean, with respect to the Loan, a rate per annum equal to the lesser of (a) the Maximum Legal Rate or (b) five percent (5%) above the Interest Rate.

“Defeasance Date” shall have the meaning set forth in Section 2.7.1(i) hereof.

“Defeasance Collateral” shall mean U.S. Obligations, which provide payments (i) on or prior to, but as close as possible to, the Business Day immediately preceding all monthly Payment Dates and other scheduled payment dates, if any, under the Note after the Defeasance Date and up to and including the Prepayment Release Date, and (ii) in amounts equal to or greater than the Scheduled Defeasance Payments relating to such monthly Payment Dates and other scheduled payment dates.

“Defeasance Collateral Account” shall have the meaning set forth in Section 2.7.3.

“Defeasance Event” shall have the meaning set forth in Section 2.7.1 hereof.

“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. § 9.10(b), having in either case a combined capital and surplus of at least Fifty Million and 00/100 Dollars ($50,000,000.00) and subject to supervision or examination by federal and state authority. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” shall mean a depository institution or trust company, the short term unsecured debt obligations or commercial paper of which are rated at least “A-1+” by S&P, “P-1” by Moody’s and “F-1+” by Fitch in the case of accounts in which funds are held for thirty (30) days or less (or, in the case of accounts in which funds are held for more than thirty (30) days, the long-term unsecured debt obligations of which are rated at least “AA” by Fitch and S&P and “Aa2” by Moody’s).

“Embargoed Person” shall have the meaning set forth in Section 4.1.35 hereof.

“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement dated the date hereof executed by Borrower in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

“Event of Default” shall have the meaning set forth in Section 8.1(a) hereof.

“Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the term of the Loan.

“Fitch” shall mean Fitch, Inc., or its successors and assigns as a Rating Agency.

“Force Majeure” shall mean a delay due to acts of God, governmental restrictions, stays, judgments, orders, decrees, enemy actions, civil commotion, fire, casualty, strikes, work stoppages, shortages of labor or materials or other causes beyond the reasonable control of Borrower, but lack of funds in and of itself shall not be deemed a cause beyond the control of Borrower.

“Franchise Agreement” shall mean that certain agreement dated May 26, 2004 between Promus Hotels, Inc., as franchisor, and KPA Leaseco, Inc., as franchisee, with respect to the Property.

“GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

“Governmental Authority” shall mean any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (foreign, federal, state, county, district, municipal, city or otherwise) whether now or here-after in existence.

“Gross Income from Operations” shall mean all revenues, receipts and income of any kind derived directly or indirectly by or on behalf of Borrower or Operating Lessee from or in connection with the operation of the Property, determined on an accrual basis in accordance with GAAP, whether on a cash basis or credit, paid or collected, including, without limitation, net rent (i.e., gross rent less pass-throughs of utilities and other operating expenses) received from commercial tenants of the Property, and excluding, however: (i) funds furnished by Borrower or Operating Lessee to Manager; (ii) investment income including interest accrued on amounts in the accounts of the Manager; (iii) federal, state and municipal hotel, excise, sales, occupancy and use taxes collected directly from patrons and guests of the Property or as part of the sales price of any goods, services or displays, such as gross receipts, admissions, cabaret or similar or equivalent taxes and paid over to federal, state or municipal governments; (iv) gratuities; (v) proceeds of insurance and condemnation, except for the proceeds from business interruption insurance; (vi) proceeds from the sale or other disposition of capital assets; and rebates, discounts or credits of a similar nature; and (vii) “pass-throughs” of food or other expenses incurred by guests arising for the purchase of goods or services from third-party vendors.

“Guarantor” shall mean Innkeepers USA Trust, a Maryland real estate investment trust and its permitted successors and/or assigns in accordance with Section 5.2.10 hereof.

“Guaranty” shall mean that certain Guaranty Agreement, dated as of the date hereof, executed and delivered by Guarantor in connection with the Loan to and for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Improvements” shall have the meaning set forth in the granting clause of the related Mortgage with respect to the Property.

“Indebtedness” of a Person, at a particular date, means the sum (without duplication) at such date of (a) all indebtedness or liability of such Person (including, without limitation, amounts for borrowed money and indebtedness in the form of mezzanine debt or preferred equity); (b) obligations evidenced by bonds, debentures, notes, or other similar instruments; (c) obligations for the deferred purchase price of property or services (including trade obligations); (d) obligations under letters of credit; (e) obligations under acceptance facilities; (f) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds, to invest in any Person or entity, or otherwise to assure a creditor against loss; and (g) obligations secured by any Liens, whether or not the obligations have been assumed (other than the Permitted Encumbrances).

“Indemnified Liabilities” shall have the meaning set forth in Section 10.13(b) hereof.

“Indemnifying Person” shall mean Borrower.

“Independent Manager” shall mean a manager of Borrower who is not at the time of initial appointment, or at any time while serving as a manager of Borrower, and has not been at any time during the preceding five (5) years: (a) a stockholder, director (with the exception of serving as the Independent Manager of Borrower), officer, employee, partner, member, attorney or counsel of Borrower or any of its Affiliates; (b) a creditor, customer, supplier or other Person who derives any of its purchases or revenues from its activities with Borrower or any of its Affiliates; (c) a Person controlling or under common control with any such stockholder, director, officer, employee, partner, member, creditor, customer, supplier or other Person; or (d) a member of the immediate family of any such stockholder, director, officer, employee, partner, member, creditor, customer, supplier or other person. A natural person who satisfies the foregoing definition other than subparagraph (b) shall not be disqualified from serving as an Independent Manager of Borrower if such individual is an independent director provided by a nationally-recognized company that provides professional independent directors and other corporate services in the ordinary course of its business. A natural person who otherwise satisfies the foregoing definition shall not be disqualified from serving as an Independent Manager of Borrower because such person is the independent director or independent manager of a “special purpose entity” affiliated with Borrower that does not own a direct or indirect equity interest in Borrower if such individual is an independent director provided by a nationally-recognized company that provides professional independent directors. For purposes of this paragraph, a “special purpose entity” is an entity, whose organizational documents contain restrictions on its activities and impose requirements intended to preserve its separateness that are substantially similar to those of the Borrower, and provide, inter alia, that it: (a) is organized for the limited purpose of owning, leasing and/or operating one or more properties or of being the general partner or member of a special purpose entity organized for the limited purpose of owning, leasing and/or operating one or more properties (i.e., of an “SPE Borrower”); (b) has restrictions on its ability to incur indebtedness, dissolve, liquidate, consolidate, merge and/or sell assets; (c) may not file voluntarily a bankruptcy petition either on its own behalf or, if it is a general partner or member of an SPE Borrower, on behalf of such SPE Borrower without the consent of an independent director and (d) shall conduct itself in accordance with certain “separateness covenants,” including, but not limited to, the maintenance of its books, records, bank accounts and assets separate from those of any other person or entity.

“Insolvency Opinion” shall mean that certain non-consolidation opinion letter dated the date hereof delivered by Hunton & Williams LLP in connection with the Loan.

“Insurance Premiums” shall have the meaning set forth in Section 6.1(b) hereof.

“Insurance Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Interest Period” shall mean, in connection with the calculation of interest accrued with respect to any specified Payment Date including the Maturity Date, the period commencing on (and including) the first (1st) day of the prior calendar month and ending on (and including) the last calendar day of the prior calendar month.

“Interest Rate” shall mean a fixed rate per annum equal to 6.029%.

“Lease” shall mean any lease, sublease or subsublease, letting, license, concession or other agreement, other than a Room License Agreement, whether written or oral and whether now or hereafter in effect, pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in the Property (excluding hotel guests at the Property), and every modification, amendment or other agreement relating to such lease, sublease, subsublease, or other agreement entered into in connection with such lease, sublease, subsublease, or other agreement and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.

“Legal Requirements” shall mean, with respect to the Property, all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting Borrower, Operating Lessee, the Property or any part thereof, or the construction, use, Alteration or operation thereof, or any part thereof; whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations of Governmental Authorities relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting Borrower, Operating Lessee, the Property or any part thereof, including, without limitation, any which may (a) require repairs, modifications or Alterations in or to the Property or any part thereof, or (b) in any way limit the use and enjoyment thereof.

“Lender” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and assigns.

“Licenses” shall have the meaning set forth in Section 4.1.22 hereof.

“Lien” shall mean any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance or charge on the Property, or any portion thereof or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement (unless otherwise permitted under the Loan Documents), and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Loan” shall mean the loan made by Lender to Borrower pursuant to this Agreement in the amount of Twenty Four Million Two Hundred Thousand and No/100 Dollars ($24,200,000.00).

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Mortgage, the Assignment of Leases, the Environmental Indemnity, the O&M Agreement, the Agreement of Manager, the Guaranty, the Cash Management Agreement, the Lockbox Agreement and all other documents executed and/or delivered in connection with the Loan.

“Lockbox Account” shall have the meaning set forth in the Cash Management Agreement hereof.

“Lockbox Agreement” shall have the meaning set forth in the Cash Management Agreement.

“Lockbox Bank” shall have the meaning set forth in the Cash Management Agreement.

“Management Agreement” shall mean with respect to the Property, (i) the management agreement described on Schedule VII attached hereto, or (ii) if the context requires, the Replacement Management Agreement.

“Manager” shall mean Innkeepers Hospitality Management, Inc., a Florida corporation, or, if the context requires, any Qualified Manager who is managing the Property in accordance with the terms and provisions of the Management Agreement.

“Material Adverse Effect” shall mean any event or condition that has a material adverse effect on (i) the use, value or possession of the Property, (ii) the business, prospects, profits, operations or condition (financial or otherwise) of Borrower, or (iii) the ability of Borrower to repay the principal and interest of the Loan as it becomes due.

“Maturity Date” shall mean the Payment Date occurring in October, 2016, or such other date on which the final payment of principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.

“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Mezzanine Borrower” shall have the meaning set forth in Section 9.1.4(c) hereof.

“Mezzanine Loan” shall have the meaning set forth in Section 9.1.2(b) hereof.

“Moody’s” shall mean Moody’s Investors Service, Inc., and its successors and assigns as a Rating Agency.

“Mortgage” shall mean, with respect to the Property, that certain first priority Deed of Trust and Security Agreement, dated the date hereof, executed and delivered by Borrower to Lender as security for the Loan and encumbering the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Net Operating Income” shall mean the amount obtained by subtracting Operating Expenses from Gross Income from Operations.

“Net Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Net Proceeds Deficiency” shall have the meaning set forth in Section 6.4(b)(vi) hereof.

“Note” shall mean that certain Promissory Note, dated the date hereof, in the principal amount of Twenty Four Million Two Hundred Thousand and No/100 Dollars ($24,200,000.00), made by Borrower in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“O&M Agreement” shall mean that certain Operations and Maintenance Agreement instituted by, or on behalf of Borrower (a copy of which has been delivered to Lender in connection with the Loan), as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by an authorized officer of the general partner or managing member of Borrower.

“Operating Expenses” shall mean the total of all expenditures by Borrower, computed in accordance with GAAP, of whatever kind relating to the operation, maintenance and management of the Property for the applicable period, including without limitation, utilities, repairs and maintenance (other than repairs or maintenance which are Capital Expenditures), Insurance Premiums, Other Charges, license fees, Taxes, advertising expenses, management fees equal to three percent (3%) of Gross Income from Operations, payroll and related taxes, computer processing charges, operational equipment or other lease payments permitted by this Agreement, and other similar costs, but excluding depreciation, Debt Service Payment Amounts, Capital Expenditures and contributions to the Reserve Funds applicable to the Property.

“Operating Lease” shall mean that certain Operating Lease, dated the date hereof, between Borrower, as lessor, and Operating Lessee, as lessee.

“Operating Lessee” shall mean KPA Leaseco Inc., a Virginia corporation, together with its successors and permitted assigns.

“Operating Rent” shall mean all amounts to be paid to Borrower by Operating Lessee pursuant to the Operating Lease.

“Other Charges” shall mean all ground rents, maintenance charges, impositions other than Taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof.

“Other Obligations” shall have the meaning as set forth in the Mortgage.

“Payment Date” shall mean the first (1st) day of every month during the term of the Loan, to but excluding the Maturity Date.

“Permitted Encumbrances” shall mean, with respect to the Property, collectively, (a) the Liens and security interests created by the Loan Documents, (b) all Liens, encumbrances and other matters disclosed in the Title Insurance Policy and Survey relating to the Property or any part thereof, (c) Liens, if any, for Taxes imposed by any Governmental Authority not yet due or delinquent or are being contested pursuant to Section 5.1.2 hereof, (d) mechanic’s, materialmen’s, repairman’s and other like Liens arising in the ordinary course of business and securing obligations that are not overdue or delinquent that are being contested pursuant to the terms of the Mortgage, (e) Room License Agreements now existing, (f) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole discretion and (g) the Lien created by the Operating Lease, which Permitted Encumbrances in the aggregate do not materially adversely affect the value or use of the Property or Borrower’s ability to repay the Loan.

“Permitted Investments” shall have the meaning set forth in the Cash Management Agreement.

“Permitted Release Date” shall mean the date that is the earlier of (a) three (3) years from the Closing Date, or (b) two (2) years from the “start up day” within the meaning of Section 860G(a)(9) of the Code of the REMIC Trust established in connection with the last Securitization involving any portion of the Loan.

“Permitted Transfer” means any of the following: (a) any transfer, directly as a result of the death of a natural person, of stock, membership interests or other ownership interests previously held by the decedent in question to the Person or Persons lawfully entitled thereto, (b) any transfer, directly as a result of the legal incapacity of a natural person, of stock, membership interests or other ownership interests previously held by such natural person to the Person or Persons lawfully entitled thereto, (c) any transfer of shares in any Person whose shares are publicly traded on any nationally recognized public exchange, or (d) any transfer (direct or indirect) of limited partnership interest in Innkeepers USA Limited Partnership, a Virginia limited partnership (“Innkeepers LP”) provided that at all times one hundred percent (100%) of the general partnership interests in Innkeepers LP are beneficially owned and controlled by Sponsor.

“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” shall have the meaning set forth in the granting clause of the Mortgage with respect to the Property.

“Physical Conditions Report” shall mean, with respect to the Property, that certain Property Condition Report dated August 24, 2006 by EMG delivered to Lender in connection with the closing of the Loan.

“Policies” shall have the meaning specified in Section 6.1(b) hereof.

“Policy” shall have the meaning specified in Section 6.1(b) hereof

“Prepayment Release Date” shall mean the Payment Date occurring in July, 2016.

“Property” shall have the meaning set forth in the Mortgage.

“Provided Information” shall mean any and all financial and other information provided at any time by, or on behalf of, any Indemnifying Person with respect to the Property, Borrower, Operating Lessee, Guarantor and/or Manager.

“Qualified Insurer” shall mean one or more financially sound and responsible insurance companies authorized to do business in the State and having a claims paying ability rating by at least two (2) of the Rating Agencies rating the Securities (one of which shall be S&P if they are rating the Securities and one of which will be Moody’s if they are rating the Securities) of “A” or better by S&P and Fitch and “A” by Moody’s, or if only one Rating Agency is rating the Securities, then only by such Rating Agency.

“Qualified Manager” shall mean either (a) Manager; or (b) a Person identified on Schedule VIII or (c) in the reasonable judgment of Lender, a reputable and experienced management organization (which may be an Affiliate of Borrower) possessing experience in managing properties similar in size, scope, use and value as the Property, provided, that in the case of clause (c), Borrower shall have obtained (i) prior written confirmation from the applicable Rating Agencies that management of the Property by such Person will not cause a downgrade, withdrawal or qualification of the then current ratings of the Securities or any class thereof and (ii) if such Person is an Affiliate of Borrower, an Additional Insolvency Opinion.

“Rating Agencies” shall mean each of S&P, Moody’s and Fitch, or any other nationally recognized statistical rating agency which has been approved by Lender.

“REMIC Trust” shall mean a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code that holds the Note or any interest therein.

“Rents” shall mean, with respect to the Property, all rents, rent equivalents, moneys payable as damages or in lieu of rent or rent equivalents, royalties (including, without limitation, all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including, without limitation, security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower, Operating Lessee or its agents or employees from any and all sources arising from or attributable to the Property, and proceeds, if any, from business interruption or other loss of income or insurance, including, without limitation, all hotel receipts, revenues and credit card receipts collected from guest rooms, restaurants, bars, meeting rooms, banquet rooms and recreational facilities, all receivables, customer obligations, installment payment obligations and other obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of property or rendering of services by Borrower or Operating Lessee or any operator or manager of the hotel or the commercial space located in the Improvements or acquired from others (including, without limitation, from any Room License Agreement, or from the rental of any office space, retail space, guest rooms or other space, halls, stores, and offices, and deposits securing reservations of such space), license, lease, sublease and concession fees and rentals, health club membership fees, food and beverage wholesale and retail sales, service charges, vending machine sales and proceeds, if any, from business interruption or other loss of income insurance.

“Replacement Management Agreement” shall mean, collectively, (a) either (i) a management agreement with a Qualified Manager substantially in the same form and substance as the Management Agreement, or (ii) a management agreement with a Qualified Manager, which management agreement shall be reasonably acceptable to Lender in form and substance, provided, with respect to this subclause (ii), Lender, at its option, may require that Borrower shall have obtained prior written confirmation from the applicable Rating Agencies that such management agreement will not cause a downgrade, withdrawal or qualification of the then current rating of the Securities or any class thereof and (b) an assignment of management agreement and subordination of management fees substantially in the form then used by Lender (or substantially the same form as the Agreement of Manager delivered on the Closing Date of the Loan or such other form and substance reasonably acceptable to Lender), executed and delivered to Lender by Borrower and such Qualified Manager at Borrower’s expense.

“Replacement Reserve Account” shall have the meaning set forth in Section 7.3.1 hereof.

“Replacement Reserve Fund” shall have the meaning set forth in Section 7.3.1 hereof.

“Replacement Reserve Monthly Deposit Amount” shall have the meaning set forth in Section 7.3.1 hereof.

“Replacements” shall mean the furniture, fixtures and equipment required to keep the Property in good order and repair or as required by the Management Agreement or Franchise Agreement.

“Reserve Funds” shall mean, collectively, the Tax and Insurance Escrow Fund and the Replacement Reserve Fund.

“Restaurant Lease” shall have the meaning set forth in Section 5.1.20 hereof.

“Restoration” shall mean the repair and restoration of the Property after a Casualty or Condemnation as nearly as possible to the condition the Property was in immediately prior to such Casualty or Condemnation.

“Restoration Threshold Amount” shall mean, as to the Property, an amount equal to 4% of the original principal balance of the Loan.

“Room License Agreement” shall mean any short term license or similar agreement for the use or occupancy of any meeting room, conference space, banquet facilities, dining room or hotel room occupancy agreement.

“S&P” shall mean Standard & Poor’s Ratings Group, a division of the McGraw-Hill Companies, or its successors and assigns as a Rating Agency.

“Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, assignment, transfer, or grant of a Lien encumbering any legal or beneficial interest, whether direct or indirect.

“Scheduled Defeasance Payments” shall mean scheduled payments of interest under the Note for all monthly Payment Dates occurring after the Defeasance Date and up to and including the Maturity Date (including the outstanding principal balance on the Note as of the Maturity Date).

“Securities” shall have the meaning set forth in Section 9.1.1 hereof.

“Securitization” shall have the meaning set forth in Section 9.1.1 hereof.

“Security Agreement” shall mean a security agreement in form and substance that would be reasonably satisfactory to a prudent lender pursuant to which Borrower grants Lender a perfected, first priority security interest in the Defeasance Collateral Account and the Defeasance Collateral.

“Servicer” shall have the meaning set forth in Section 9.5 hereof.

“Servicing Agreement” shall have the meaning set forth in Section 9.5 hereof.

“Severed Loan Documents” shall have the meaning set forth in Section 8.2(b) hereof.

“Special Purpose Entity” shall mean a limited liability company or limited partnership which, at all times on and after the date hereof until the Loan is repaid, complies with the following requirements unless it has received the prior consent of Lender or a permitted administrative agent thereof; and, while the Loan is securitized, unless it has received confirmation from each of the applicable Rating Agencies that such action would not result in the qualification, withdrawal, or downgrade of the ratings of any Securities or any class thereof:

(i) the sole purpose conducted or promoted is to engage exclusively in the following activities:

(A) to acquire, own, hold, sell, transfer, exchange, lease, operate, manage, maintain, develop and improve, the Property

(B) intentionally omitted;

(C) to enter into and perform its obligations under the Operating Lease with Operating Lessee relating to the Property;

(D) to enter into and perform its obligations under the Loan Documents;

(E) to sell, transfer, service, convey, dispose of, pledge, assign borrow money against, finance, refinance or otherwise deal with the Property to the extent permitted under the Loan Documents, or to repay the Loan;

(F) intentionally omitted;

(G) to engage in any lawful act or activity and to exercise any powers permitted to limited liability companies organized under the laws of the State of Delaware that are related or incidental to and necessary, convenient or advisable for the accomplishment of the above-mentioned purposes.

(ii) does not have any assets other than those related to the purposes set forth in subsection (i) above;

(iii) maintains its own books, records, resolutions, agreements, financial statements, entity documents and bank accounts separate from those of any other Person;

(iv) pays its debts and liabilities from its own assets (to the extent it has sufficient assets to do so) as the same shall become due;

(v) except with respect to any moneys in which (A) Manager or (B) Operating Lessee may have an interest, and to the extent such moneys are held in the cash management account established under the Cash Management Agreement or the Lockbox Account to the extent required by and established under the Lockbox Agreement, holds its assets in its own name (provided that in no event shall assets from any source other than the Property be commingled therewith);

(vi) has no Indebtedness other than (A) the Loan and (B) liabilities incurred in the ordinary course of business which do not violate the terms of this Agreement;

(vii) except with respect to any moneys in which (A) Manager or (B) Operating Lessee may have an interest, and to the extent such moneys are held in the cash management account established under the Cash Management Agreement or the Lockbox Account as required by and established under the Lockbox Agreement, maintains its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person (provided that in no event shall assets from any source other the Property be commingled therewith);

(viii) except as contemplated by the Guaranty, does not have any of its obligations guaranteed by an Affiliate;

(ix) at all times holds itself out and identifies itself to the public and all other Persons as a separate and distinct entity under its own name or in a name franchised or licensed to it by an entity other than an Affiliate of the Company and not as a division or part of any other Person;

(x) files its own tax returns (except to the extent that it is required by law to file consolidated tax returns unless it is a “tax disregarded entity” for tax purposes and is not required to file tax returns under applicable law), and pays any taxes required to be paid under applicable law;

(xi) does not (A) commingle its funds or assets with those of any other Person, except with respect to any moneys in which (i) Manager or (ii) Operating Lessee may have an interest, and to the extent such moneys are held in the cash management account established under the Cash Management Agreement or the

Lockbox Account as required by and established under the Lockbox Agreement, and (B) participates in any cash management system other than the cash management systems which do not violate the terms of this Agreement (provided that in no event shall assets from any source other than the Property be commingled therewith);

(xii) conducts its business only in its own name or in a name franchised or licensed to it by an entity other than its Affiliate;

(xiii) complies with all material organizational formalities necessary to maintain its separate existence;

(xiv) complies with all of the material terms and provisions contained in its organizational documents;

(xv) maintains separate financial statements, showing its assets and liabilities separate and apart from those of any other Person and not have its assets listed on any financial statement of any other Person except as required by GAAP; provided, however, that its assets may be included in a consolidated financial statement of its Affiliate provided that, to the extent permitted by GAAP (A) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of the Borrower from such Affiliate and to indicate that the Borrower’s assets and liabilities are not available to satisfy the debts and other obligations of such Affiliate or any other Person, other than those of Operating Lessee, and (B) such assets shall also be listed on the Borrower’s own separate balance sheet;

(xvi) except as contemplated by the Guaranty, pays its own liabilities and expenses only out of its own funds and assets;

(xvii) maintains an arm’s-length relationship with its Affiliates, and, except for capital contributions or capital distributions permitted under the terms and conditions of the Company Agreement and properly reflected on the books and records of the Borrower, not enter into or be a party to any transaction with any member or any Affiliate of the Borrower except (A) in the ordinary course of business, and (B) on terms that are intrinsically fair, commercially reasonable and are no less favorable to the Borrower than would be obtained in a comparable arm’s length transaction with an unrelated third party;

(xviii) except in connection with the Franchise Agreement, does not hold out its credit or assets as being available to satisfy the obligations of any other Person;

(xix) allocates fairly and reasonably any overhead expenses that are shared with an Affiliate including for shared office space and for services performed by an employer of an Affiliate;

(xx) uses separate stationery, invoices and checks bearing its own name;

(xxi) Intentionally omitted;

(xxii) does not (A) assume or guarantee or become obligated for the debts of any other Person, (B) except in connection with the Franchise Agreement, hold out its credit as being available to satisfy the obligations of any other Person, or (C) except for a pledge for the benefit of Lender pursuant to the Loan Documents, pledge its assets for the benefit of any other Person;

(xxiii) corrects any known misunderstanding regarding its separate identity, not identify itself as a division of any other Person, and not identify its members or any Affiliate of them as a division or part of the Borrower;

(xxiv) to the extent of its assets, maintains adequate capital in light of its contemplated business purpose, transactions and liabilities (but without giving effect to any potential liability arising from any cross-collateralization under the Loan Documents);

(xxv) observes all material Delaware limited liability company formalities;

(xxvi) does not acquire any obligation or securities of any Affiliate of the Borrower, other than Operating Lessee;

(xxvii) pays the salaries of its own employees, if any, only from its own funds;

(xxviii) Intentionally omitted;

(xxix) does not guarantee any obligation of any Person, including any Affiliate, or become obligated for the debts of any other Person or hold out its credit as being available to pay the obligations of any other Person;

(xxx) does not engage, directly or indirectly, in any business other than as required or permitted to be performed under subsection (i) and this subsection (ii) of the definition of Special Purpose Entity, the Company Agreement, the Management Agreement, the Loan Documents and all documents and certificates contemplated thereby or delivered in connection therewith;

(xxxi) intentionally omitted;

(xxxii) does not make or permit to remain outstanding any loan or advance to, or own or acquire any stock or securities of, any Person, except it may (A) invest in Operating Lessee and those other investments permitted under the Loan Documents, and (B) make any advance required or expressly permitted to be made pursuant to any provisions of the Loan Documents and permit the same to remain outstanding in accordance with such provisions;

(xxxiii) to the fullest extent permitted by law, does not engage in, seek or consent to any dissolution, winding up, liquidation, consolidation, merger, sale or transfer of any of its assets outside the ordinary course of its business, other than those permitted sales which result in a permitted payment or defeasance in full or in part of the Loan;

(xxxiv) does not buy or hold evidence of indebtedness issued by any other Person (other than cash or investment-grade securities issued by an entity that is not an Affiliate of or subject to common ownership with the Borrower); or

(xxxv) does not form, acquire or hold any subsidiary (whether corporate, partnership, limited liability company or other) or own any equity interest in any other entity other than Operating Lessee.

“Sponsor” shall mean Innkeepers USA Trust, a Maryland real estate investment trust.

“SPE Borrower” shall have the meaning as defined in the definition of “Independent Manager”.

“State” shall mean the State of Texas.

“Survey” shall mean the survey of the Property delivered to Lender in connection with the closing of the Loan.

“Tax and Insurance Escrow Fund” shall have the meaning set forth in Section 7.2 hereof

“Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against the Property or part thereof.

“Title Insurance Policy” shall mean, with respect to the Property, a mortgagee title insurance policy issued with respect to the Property and insuring the lien of the Mortgage encumbering the Property and delivered to Lender in connection with the closing of the Loan.

“TI Excess” shall have the meaning set forth in Section 7.2 hereof.

“Transfer” shall have the meaning set forth in Section 5.2.10(a) hereof.

“Transferee” shall have the meaning set forth in Section 5.2.10(b)(ii) hereof.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State of New York.

“Uniform System of Accounts” shall mean the most recent edition of the Uniform System of Accounts for Hotels as adopted by the American Hotel and Motel Association.

“U.S. Obligations” shall mean non redeemable securities evidencing an obligation to timely pay principal and/or interest in a full and timely manner that are (a) obligations or securities not subject to prepayment, call or early redemption which are direct obligations of, or obligations fully guaranteed as to timely payment by, the United States of America or of any agency or instrumentality of the United States of America, which qualify under § 1.860G-2(a)(8) of the Treasury Regulations, (b) other non-callable “government securities” as defined in Treasury Regulations Section 1.860G-2(a)(8)(i), as amended which will not result in a reduction, downgrade or withdrawal of the ratings for the Securities or any class thereof issued in connection with a Securitization and which are then outstanding or (c) other non-callable instruments, which if a Securitization has occurred, the REMIC Trust formed pursuant to such Securitization will not fail to maintain its status as a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code and which will not result in a reduction, downgrade or withdrawal of the ratings for the Securities or any class thereof issued in connection with a Securitization and which are then outstanding. Any obligations or instruments pursuant to clause (b) above and, provided same shall not constitute a “significant modification” for REMIC purposes, clause (c) above, shall be subject to Lender’s reasonable approval.

“Yield Maintenance Premium” shall mean the amount (if any) which, when added to the remaining principal amount of the Note will be sufficient to purchase U.S. Obligations providing the required Scheduled Defeasance Payments as and when due.

Section 1.2. Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof’, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined. Whenever pursuant to this Agreement or the other Loan Documents, Lender’s consent or approval is stated as to not be “unreasonably withheld”, such consent or approval shall not be unreasonably withheld, conditioned or delayed.

II. GENERAL TERMS

Section 2.1. Loan Commitment; Disbursement to Borrower.

2.1.1. Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept the Loan on the Closing Date.

2.1.2. Single Disbursement to Borrower. Borrower may request and receive only one (1) borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed.

2.1.3. The Note, Mortgage and Loan Documents. The Loan shall be evidenced by the Note and secured by the Mortgage, the Assignment of Leases and the other Loan Documents.

2.1.4. Use of Proceeds. Borrower shall use the proceeds of the Loan to (a) repay and discharge any existing loans relating to the Property, (b) pay all past-due Basic Carrying Costs, if any, with respect to the Property, (c) make deposits into the Reserve Funds, (d) pay costs and expenses incurred in connection with the Loan, (e) fund any working capital requirements of the Property, and (f) distribute the balance, if any, in accordance with its organizational documents.

Section 2.2. Interest Rate.

2.2.1. Interest Rate; Payment Generally. Interest on the outstanding principal balance of the Loan evidenced by the Note shall accrue at the Interest Rate and shall be calculated in accordance with Section 2.2.2. Borrower shall pay to Lender (a) on the Closing Date, an amount equal to interest only on the outstanding principal balance of the Loan from the Closing Date to September 30, 2006 and (b) on the Payment Date occurring in November, 2006 and on each Payment Date thereafter up to but not including the Maturity Date, an amount equal to the applicable Debt Service Payment Amount, which payments shall be applied by Lender to interest due for the current Interest Period, and the balance, if any, shall be applied to the outstanding principal balance of the Loan. The outstanding principal balance of the Loan together with all accrued and unpaid interest thereon through the end of the Interest Period in which the Maturity Date occurs shall be due and payable on the Maturity Date. All amounts due under the Note shall be payable without setoff, counterclaim or any other deduction whatsoever. If the date on which any payment is due under the Note or this Agreement is not a Business Day, such payment shall be due on the first Business Day succeeding such date.

2.2.2. Interest Calculation. Interest on the outstanding principal balance of the Loan shall be calculated by multiplying (a) the actual number of days elapsed in the Interest Period for which the calculation is being made by (b) a daily rate based on a three hundred sixty (360) day year by (c) the outstanding principal balance of the Loan.

2.2.3. Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal balance of the Loan and, to the extent permitted by law, all accrued and unpaid interest in respect of the Loan and any other amounts due pursuant to the Loan Documents, shall accrue interest at the Default Rate, calculated from the date such payment was due without regard to any grace or cure periods contained herein.

2.2.4. Usury Savings. This Agreement, the Note and the other Loan Documents are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

Section 2.3. Loan Payment.

2.3.1. Payment on Maturity Date. Borrower shall pay to Lender on the Maturity Date the outstanding principal balance of the Loan, all accrued and unpaid interest through the end of the related Interest Period and all other amounts due hereunder and under the Note, the Mortgage and the other Loan Documents.

2.3.2. Late Payment Charge. If any principal, interest or any other sums due under the Loan Documents (excluding the amounts due on the Maturity Date) are not paid by Borrower on or prior to the date on which is five calendar (5) days after the date such payment is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of three percent (3%) of such unpaid sum or the Maximum Legal Rate in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Mortgage and the other Loan Documents to the extent permitted by applicable law.

2.3.3. Method and Place of Payment. Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 2:00 p.m., New York City time, on the date when due and shall be made in lawful money of the United States of America by ACH as directed by Lender, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

Section 2.4. Prepayments.

2.4.1. Voluntary Prepayments.

(a) Borrower shall not have the right to prepay the Loan in whole or in part except in accordance with this Agreement.

(b) From and after the Prepayment Release Date, Borrower may, at its option and upon fifteen (15) days prior written notice to Lender, prepay the Debt in whole, but not in part, without payment of the Yield Maintenance Premium or any other prepayment premium; provided, however, Borrower shall pay to Lender, simultaneously with such prepayment, (i) all accrued and unpaid interest on the outstanding principal balance of the Loan, (ii) interest on the outstanding principal balance of the Loan from the date of such prepayment through the end of the Interest Period in which such prepayment occurs, and (iii) all other amounts due to Lender pursuant to the Loan Documents.

2.4.2. Mandatory Prepayments. If Lender is not obligated to make any Net Proceeds available to Borrower for Restoration, an amount equal to one hundred percent (100%) of such Net Proceeds shall be applied to the outstanding principal balance of the Loan. Except as set forth in Section 2.4.3, no Yield Maintenance Premium or other penalty shall be due in connection with a prepayment made pursuant to this Section 2.4.2.

2.4.3. Prepayments after Default. If following an Event of Default which is continuing, payment of all or any part of the Loan (exclusive of any monthly Debt Service Payment Amount) is tendered by Borrower or otherwise recovered by Lender (including Net Proceeds), such tender or recovery shall be deemed a voluntary prepayment by Borrower and Borrower shall pay, in addition to the Debt interest on the outstanding principal amount of the Loan so tendered or recovered by Lender through the end of the Interest Period in which such tender or recovery occurs, and if such tender or prepayment occurs prior to the Permitted Release Date, an amount equal to the greater of (i) the applicable Yield Maintenance Premium calculated on the basis of the outstanding principal amount of the Loan to be satisfied or prepaid or (ii) one (1%) percent of the outstanding principal balance of the Loan.

Section 2.5. Release.

2.5.1. Release of the Property. Except as set forth in this Section 2.5, no repayment or prepayment of all or any portion of the Loan shall cause, give rise to a right to require, or otherwise result in, the release of the Lien of the Mortgage on the Property. Lender shall, at the expense of Borrower, upon payment in full of all principal and interest on the Loan and all other amounts due and payable by Borrower under the Loan Documents in accordance with the terms and provisions of the Note and this Agreement, promptly release the Lien of the Mortgage from the Property in accordance with the provisions described in Section 2.5.2.

2.5.2. Release upon Defeasance or Prepayment with Yield Maintenance.

(a) If Borrower has elected to prepay the entire Loan in accordance with Section 2.4.1, the Property shall be released from the Lien of the Mortgage and the other Loan Documents; and if Borrower has elected to defease the entire Loan in accordance with Section 2.7, the Property shall be released from the Lien of the Mortgage and the other Loan Documents, and the U.S. Obligations, pledged pursuant to the Security Agreement, shall be the sole source of collateral securing the Debt.

(b) In connection with the release of the Lien of the Mortgage and the other applicable Loan Documents, Borrower shall submit to Lender, a release of Lien (and related Loan Documents) for execution by Lender. Such release shall be in a form appropriate in the jurisdiction in which the Property is located and that would be satisfactory to a prudent lender acting reasonably. In addition, Borrower shall comply with the provisions of Section 2.7 hereof, if applicable.

Section 2.6. Lockbox Account/Cash Management.

2.6.1. Payments Received under the Cash Management Agreement. Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, and provided no Event of Default has occurred and is continuing, Borrower’s obligations with respect to the payment of the monthly Debt Service Payment Amount and amounts required to be deposited into the Reserve Funds, if any, shall be deemed satisfied for any month to the extent sufficient amounts are deposited in the Cash Management Account to satisfy such obligations pursuant to the Cash Management Agreement on the dates each such payment is required, regardless of whether any of such amounts are so applied by Lender.

Section 2.7. Defeasance.

2.7.1. Voluntary Defeasance. Provided that no Event of Default shall then exist, Borrower shall have the right at any time after the Permitted Release Date and prior to the Prepayment Release Date to voluntarily defease the Loan in full but not in part by and upon satisfaction of the following conditions (such event being a “Defeasance Event”):

(i) Borrower shall provide not less than fifteen (15) days prior written notice to Lender specifying the Payment Date (the “Defeasance Date”) on which the Defeasance Event shall occur;

(ii) Borrower shall pay to Lender all accrued and unpaid interest on the principal balance of the Note to and including the Defeasance Date;

(iii) Borrower shall pay to Lender all other sums, not including accrued or scheduled interest or principal payments and otherwise without duplication of the payment required by clause 2.7.1(a)(ii) above, then due to Lender under the Note, this Agreement, the Mortgage, and the other Loan Documents;

(iv) Borrower shall deposit the Defeasance Collateral into the Defeasance Collateral Account and otherwise comply with the provisions of Sections 2.7.2 and 2.7.3 hereof;

(v) Intentionally Deleted;

(vi) Borrower shall execute and deliver to Lender a Security Agreement in respect of the Defeasance Collateral Account and the Defeasance Collateral;

(vii) Borrower shall deliver an opinion of counsel for Borrower in a form that would be satisfactory to a prudent lender acting reasonably stating, among other things, that Borrower has legally and validly transferred and assigned the U.S. Obligations and all obligations, rights and duties of Borrower under and to the Note to the Successor Borrower, if any, that Lender has a perfected first priority security interest in the Defeasance Collateral and the Defeasance Collateral Account and that any REMIC Trust formed pursuant to a Securitization will not fail to maintain its status as a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code as a result of such Defeasance Event;

(viii) The applicable Rating Agencies shall have confirmed in writing that such Defeasance Event will not result in a downgrading, withdrawal or qualification of the respective ratings in effect immediately prior to such Defeasance Event for the Securities issued in connection with the Securitization which are then outstanding. If required by the applicable Rating Agencies, Borrower shall also deliver or cause to be delivered a Nonconsolidation Opinion with respect to the Successor Borrower in form and substance that would be satisfactory to a prudent lender acting reasonably and satisfactory to the applicable Rating Agencies;

(ix) Borrower shall deliver an Officer’s Certificate certifying that the requirements set forth in this Section 2.7.1(a) have been satisfied;

(x) Borrower shall deliver a certificate of Borrower’s independent certified public accountant certifying that the Defeasance Collateral will generate monthly amounts on or prior to each successive Payment Date equal to or greater than the Scheduled Defeasance Payments due on the applicable Payment Dates;

(xi) Borrower shall deliver such other certificates, documents or instruments as Lender may reasonably request; and

(xii) Except to the extent included in the Defeasance Collateral, Borrower shall pay all out-of-pocket costs and expenses of Lender reasonably incurred in connection with the Defeasance Event, including any such costs and expenses associated with a release of the Lien of the Mortgage as provided in Section 2.5 hereof as well as reasonable attorneys’ fees and expenses.

Nothing herein contained shall require Borrower to employ the services of a commercial defeasance company in connection with a Defeasance.Event.

2.7.2. Successor Borrower. In connection with any Defeasance Event, Borrower may or, at the request of the Rating Agencies, shall establish or designate a successor entity (the “Successor Borrower”) which shall be a single purpose bankruptcy remote entity with an Independent Manager, and Borrower shall transfer and assign all of Borrower’s obligations, rights and duties under and to the Note, together with Borrower’s interest in the pledged U.S. Obligations to such Successor Borrower. Any Successor Borrower may be an Affiliate of Borrower. Such Successor Borrower shall assume the obligations of Borrower under the Note and the Security Agreement and Borrower shall be relieved of its obligations under such documents and the other Loan Documents. Borrower shall pay $1,000 to any such Successor Borrower as consideration for assuming the obligations of Borrower under the Note and the Security Agreement. Notwithstanding anything in this Agreement to the contrary, no other assumption fee shall be payable upon a transfer of the Note, in accordance with this Section 2.7.2, but Borrower shall pay all out-of-pocket costs and expenses reasonably incurred by Lender, including Lender’s reasonable attorneys’ fees and expenses, incurred in connection therewith.

2.7.3. Defeasance Collateral Account. On or before the date on which Borrower delivers the Defeasance Collateral, Borrower shall open at any Eligible Institution the defeasance collateral account (the “Defeasance Collateral Account”) which shall at all times be an Eligible Account. The Defeasance Collateral Account shall contain only (i) Defeasance Collateral, and (ii) cash from interest and principal paid on the Defeasance Collateral. All cash from interest and principal payments paid on the Defeasance Collateral shall be paid over to Lender (i) on each monthly Payment Date and applied to accrued and unpaid interest for the applicable Interest Period and (ii) on the Maturity Date, to the outstanding principal amount of the Loan. Any cash from interest and principal paid on the Defeasance Collateral not needed to pay the Scheduled Defeasance Payments shall be paid to Borrower promptly following the Maturity Date. Borrower shall cause the Eligible Institution at which the Defeasance Collateral is deposited to enter an agreement with Borrower and Lender, satisfactory to Lender in its sole discretion, pursuant to which such Eligible Institution shall agree to hold and distribute the Defeasance Collateral in accordance with this Agreement. The Borrower or Successor Borrower, as applicable, shall be the owner of the Defeasance Collateral Account and shall report all income accrued on Defeasance Collateral for federal, state and local income tax purposes in its income tax return. Borrower shall prepay all cost and expenses associated with opening and maintaining the Defeasance Collateral Account. Lender shall not in any way be liable by reason of any insufficiency in the Defeasance Collateral Account.

III. INTENTIONALLY DELETED

IV. REPRESENTATIONS AND WARRANTIES

Section 4.1. Borrower Representations. Borrower represents and warrants as of the Closing Date that:

4.1.1. Organization. Borrower has been duly organized and is validly existing and in good standing with requisite power and authority to own its properties and to transact the businesses in which it is now engaged. Borrower is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, businesses and operations. Borrower possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its properties and to transact the businesses in which it is now engaged. The ownership interests in Borrower are as set forth on the organizational chart attached hereto as Schedule I.

4.1.2. Proceedings. Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents to which Borrower is a party. This Agreement and such other Loan Documents have been duly executed and delivered by or on behalf of Borrower and constitute legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

4.1.3. No Conflicts. The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of Borrower pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, organizational or other formation agreement, management agreement or other agreement or instrument to which Borrower is a party or by which any of Borrower’s property or assets is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over Borrower or any of Borrower’s properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any court or any such Governmental Authority required for the execution, delivery and performance by Borrower of this Agreement or any other Loan Documents has been obtained and is in full force and effect.

4.1.4. Litigation. There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority now pending or, to Borrower’s knowledge, threatened against or affecting Borrower, Guarantor, Operating Lessee or the Property, which actions, suits or proceedings, could reasonably be expected to have a material adverse affect on the condition (financial or otherwise) or business of Borrower, Guarantor, Operating Lessee, or the condition or ownership of the Property.

4.1.5. Agreements. Neither Borrower nor Operating Lessee is a party to any agreement or instrument or subject to any restriction which could reasonably be expected to materially and adversely affect Borrower or the Property, or Borrower’s business, properties or assets, operations or condition, financial or otherwise. Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any material agreement or instrument to which it is a party or by which Borrower, Operating Lessee or the Property is bound. Borrower has no material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower is a party or by which Borrower, Operating Lessee or the Property is otherwise bound, other than (a) obligations permitted pursuant to clause (xvii) of the definition of “Special Purpose Entity” set forth in Section 1.1 hereof and (b) obligations under the Loan Documents.

4.1.6. Title. Borrower has good, marketable and insurable fee simple title to the Property free and clear of all Liens whatsoever except the Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents (other than those Liens granted in connection with existing financing which Lien will be satisfied simultaneously with the funding of the Loan and released.) The Permitted Encumbrances in the aggregate do not materially and adversely affect the value, operation or use of the Property (as currently used) or Borrower’s ability to pay when due amounts due to Lender in connection with the Loan. The Mortgage, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (i) a valid, perfected first priority lien on the Property, subject only to Permitted Encumbrances and the Liens created by the Loan Documents and (ii) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases) owned by Borrower, all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. Except as may be otherwise set forth in the Title Insurance Policy, there are no claims for payment for work, labor or materials affecting the Property which are or, to Borrower’s knowledge, may reasonably be expected to become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents.

4.1.7. Solvency. Borrower has (a) not entered into this transaction or executed the Note, this Agreement or any other Loan Documents with the actual intent to hinder, delay or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under such Loan Documents. After giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower’s assets is and will, immediately following the making of the Loan, be greater than Borrower’s probable liabilities, including the maximum amount that can reasonably be expected to become due and payable by such Borrower in respect of its contingent liabilities on its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower). No petition in bankruptcy has been filed against Borrower, the owner of any direct interest in Borrower, Operating Lessee or Guarantor in the last seven (7) years, and neither Borrower, the owner of any direct interest in Borrower, Operating Lessee or Guarantor in the last seven (7) years has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. Neither Borrower nor any of its Affiliates are contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of Borrower’s assets or property, and, to Borrower’s knowledge, no Person is contemplating the filing of any such petition against it, its sole member, Operating Lessee or Guarantor.

4.1.8. Full and Accurate Disclosure. No statement of fact made by Borrower in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no material fact presently known to Borrower which has not been disclosed to Lender which materially and adversely affects the Property or the business, operations or condition (financial or otherwise) of Borrower.

4.1.9. No Plan Assets. Each of Borrower and Operating Lessee do not sponsor, is not obligated to contribute to, and are not themselves an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA or Section 4975 of the Code, and none of the assets of Borrower or Operating Lessee constitute or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101 or Section 3(42) of ERISA. In addition, (a) neither Borrower nor Operating Lessee is a “governmental plan” within the meaning of Section 3(32) of ERISA and (b) transactions by or with Borrower or Operating Lessee are not subject to any state or other statute, regulation or other restriction regulating investments of, or fiduciary obligations with respect to, governmental plans within the meaning of Section 3(32) of ERISA which is similar to the provisions of Section 406 of ERISA or Section 4975 of the Code and which prohibit or otherwise restrict the transactions contemplated by this Agreement, including, but not limited to the exercise by Lender of any of its rights under the Loan Documents.

4.1.10. Compliance. Except as otherwise expressly set forth in the Physical Conditions Reports, the Survey, and the Phase I (and Phase II, if any) environmental reports, or as otherwise identified on Schedule V, Borrower and the Property and the use thereof comply, to Borrower’s knowledge, in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes. To Borrower’s knowledge, Borrower is not in any material default or violation of any written order, writ, injunction, decree or demand of any Governmental Authority. There has not been committed by Borrower or, to Borrower’s knowledge, any other Person in occupancy of or involved with the operation or use of the Property any act or omission affording the federal government or any other Governmental Authority the right of forfeiture as against Borrower’s interest in the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents.

4.1.11. Financial Information. All financial data, including, without limitation, the statements of cash flow and income and operating expense but excluding any historical balance sheet items, that have been delivered to Lender in connection with the Loan (i) are true, complete and correct in all material respects, (ii) accurately represent the results of operations of the Property for the periods covered thereby, and (iii) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. Except for Permitted Encumbrances and Borrower’s obligations under the Loan Documents, Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a materially adverse effect on the Property or the operation thereof as a hotel, except as referred to or reflected in said financial statements. Since the date of such financial statements, there has been no materially adverse change in the financial condition, operations or business of Borrower from that set forth in said financial statements.

4.1.12. Condemnation. Except as otherwise disclosed to Lender in writing or in the Title Insurance Policy, no Condemnation or other proceeding has been commenced which is continuing or, to Borrower’s knowledge, is threatened or contemplated with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property.

4.1.13. Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

4.1.14. Utilities and Public Access. Except as set forth in the Survey or Title Policy or otherwise disclosed to Lender in writing, (a) the Property has rights of access to one or more public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service the Property for its intended uses, (b) all public utilities necessary or convenient to the full use and enjoyment of the Property are located either in the public right-of-way abutting the Property (which are connected so as to serve the Property without passing over other property) or in recorded easements serving the Property and such easements are set forth in and insured by the Title Insurance Policy and (c) all roads necessary for the use of the Property for its current purposes have been completed and dedicated to public use and accepted by all Governmental Authorities.

4.1.15. Not a Foreign Person. Borrower is not a “foreign person” within the meaning of § 1445(f)(3) of the Code.

4.1.16. Separate Lots. The Property is comprised of one (1) or more parcels which constitute a separate tax lot or lots and does not constitute a portion of any other tax lot not a part of the Property.

4.1.17. Assessments. Except as disclosed to Lender in writing or as set forth in the Title Insurance Policy, (a) there are no pending or, to Borrower’s knowledge, proposed special or other assessments for public improvements or otherwise affecting the Property, (b) nor, to Borrower’s knowledge, are there any contemplated improvements to the Property that could reasonably be expected to result in such special or other assessments.

4.1.18. Enforceability. The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower, Operating Lessee or Guarantor, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (subject to principles of equity and bankruptcy, insolvency and other laws generally affecting creditors’ rights and the enforcement of debtors’ obligations and certain procedural requirements in connection therewith), and neither Borrower, Operating Lessee nor Guarantor have asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

4.1.19. No Prior Assignment. There are no prior assignments of the Leases, the Room License Agreements or any portion of the Rents (other than to Operating Lessee pursuant to the Operating Lease) due and payable or to become due and payable which are outstanding other than those prior assignments of the Leases, the Room License Agreements and Rents granted in connection with existing financing which will be satisfied simultaneously with the funding of the Loan and such assignments released.

4.1.20. Insurance. Borrower has obtained and has delivered to Lender certified copies of the Policies reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. No claims have been made or are currently pending, outstanding or otherwise remain unsatisfied under any such Policies, and neither Borrower nor, to Borrower’s knowledge, any other Person, has done, by act or omission, anything which would materially impair the coverage of any such Policies.

4.1.21. Use of Property. The Property is used exclusively as a hotel and other appurtenant and related uses.

4.1.22. Certificate of Occupancy; Licenses. To Borrower’s knowledge, all certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits and any applicable liquor license required for the legal use, occupancy and operation of the Property as a hotel and such other uses as permitted pursuant to this Agreement (collectively, the “Licenses”), have been obtained and are in full force and effect, except for where the failure to obtain such licenses or for such licenses to not be in full force and effect does not have a material adverse effect with respect to the Property or Borrower. To Borrower’s knowledge, the use being made of the Property is in conformity with the Licenses issued for the Property.

4.1.23. Flood Zone. Except as shown on the applicable Survey, none of the Improvements on the Property are located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards and, if so located, the flood insurance required pursuant to Section 6.1(a)(i) is in full force and effect with respect to the Property.

4.1.24. Physical Condition. To Borrower’s knowledge and except as expressly set forth in the Physical Conditions Report or otherwise disclosed to Lender in writing: (a) the Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; and (b) there exists no structural or other material defects or damages in the Property, whether latent or otherwise, and Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

4.1.25. Boundaries. To Borrower’s knowledge and except as expressly set forth in the Survey, Title Insurance Policy or Physical Conditions Report, (a) all of the material improvements which were included in determining the appraised value of the Property lie wholly within the boundaries and building restriction lines of the Property, (b) no improvements on adjoining properties encroach upon the Property, and (c) no easements or other encumbrances upon the Property encroach upon any of the Improvements, so as to affect the value or marketability of the Property except those which are insured against by the Title Insurance Policy.

4.1.26. Leases. The Property is not subject to any leases other than the Leases described on Schedule II and made a part hereof and the Operating Lease. Operating Lessee is the owner and lessor of landlord’s interest in the Leases other than the Operating Lease. Borrower is the owner and lessor of landlord’s interest in the Operating Lease. No Person has any possessory interest in the Property or right to occupy the same except under and pursuant to the provisions of the Leases and Room License Agreements. To the Borrower’s knowledge, the current Leases are in full force and effect and there are no defaults thereunder by either party and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults thereunder. To Borrower’s knowledge, except as disclosed to Lender on Schedule II hereof, (a) no Rent (including security deposits) has been paid more than one (1) month in advance of its due date, (b) all work to be performed under each Lease has been performed as required and has been accepted by the applicable tenant, and any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given to any tenant has already been received by such tenant, (c) there has been no prior sale, transfer or assignment, hypothecation or pledge of any Lease or of the Rents received therein which remains in effect, (d) in each case, unless otherwise indicated thereon, no tenant listed on Schedule II has assigned its Lease or sublet all or any portion of the premises demised thereby, no such tenant holds its leased premises under assignment or sublease, nor does anyone except such tenant and its employees occupy such leased premises, (e) no tenant under any Lease has a right or option pursuant to such Lease or otherwise to purchase all or any part of the leased premises or the building of which the leased premises are a part, and (f) no tenant under any Lease has any right or option for additional space in the Improvements.

4.1.27. Survey. To Borrower’s knowledge, the Survey for the Property delivered to Lender in connection with this Agreement does not fail to reflect any material matter affecting the Property or the title thereto.

4.1.28. Intentionally Omitted.

4.1.29. Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the transfer of the Property to Borrower have been paid. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Mortgage, have been paid or will be paid simultaneously with the funding of the Loan, and, under current Legal Requirements and after giving effect to the payment of such taxes, the Mortgage is enforceable in accordance with its respective terms by Lender (or any subsequent holder thereof), subject to principles of equity and bankruptcy, insolvency and other laws generally applicable to creditors’ rights and the enforcement of debtors’ obligations.

4.1.30. Special Purpose Entity/Separateness.

(a) Borrower is a Special Purpose Entity and Operating Lessee is in compliance with the separateness provisions of its certificate of incorporation.

(b) All of the assumptions made in the Insolvency Opinion, including, but not limited to, any exhibits attached thereto, are true and correct in all respects and any assumptions made in any subsequent non-consolidation opinion required to be delivered in connection with the Loan Documents (an “Additional Insolvency Opinion”), including, but not limited to, any exhibits attached thereto, will have been and shall be true and correct in all respects as of the date when made. Borrower has complied with all of the assumptions made with respect to Borrower in the Insolvency Opinion.

(c) From the date of its organization, Borrower has complied with the special purpose, bankruptcy remote provisions of its organizational documents.

4.1.31. Management Agreement. The Management Agreement is in full force and effect and there is no default thereunder by any party thereto and no material event has occurred that, with the passage of time and/or the giving of notice would constitute a material default thereunder.

4.1.32. Illegal Activity. No portion of the Property has been or will be purchased with proceeds of any illegal activity.

4.1.33. No Change in Facts or Circumstances; Disclosure. All information submitted by and on behalf of Borrower to Lender and in all financial statements, rent rolls (including the rent roll attached hereto as Schedule II), reports, certificates and other documents submitted by or on behalf of Borrower in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower in this Agreement or in any other Loan Document, are accurate, complete and correct in all material respects. There has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects the use, operation or value of the Property or the business operations or the financial condition of Borrower.

4.1.34. Investment Company Act. Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

4.1.35. Embargoed Person. As of the date hereof and at all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower, Operating Lessee and Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Borrower, Operating Lessee or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan made by the Lender is in violation of law (“Embargoed Person”); (b) no Embargoed Person has any interest of any nature whatsoever in Borrower, Operating Lessee or Guarantor, as applicable, with the result that the investment in Borrower, Operating Lessee or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds of Borrower, Operating Lessee or Guarantor, as applicable, have been derived from any unlawful activity with the result that the investment in Borrower, Operating Lessee or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law.

4.1.36. Place of Business; State of Organization. Borrower’s principal place of business as of the date hereof is the address set forth in the introductory paragraph of this Agreement. Borrower is organized under the laws of the State of Delaware and Operating Lessee is organized under the laws of the State of Virginia.

4.1.37. Intentionally Deleted.

4.1.38. Operating Lease. The Operating Lease is in full force and effect and there is no material default, breach or violation existing thereunder by Borrower or Operating Lessee and no event has occurred that, with the passage of time or the giving of notice, or both, would constitute a default, breach or violation by any party thereunder. The terms and provisions of the Operating Lease are subordinate to this Agreement and the Mortgage.

Section 4.2. Survival of Representations. Borrower agrees that all of the representations and warranties of Borrower set forth in Section 4.1 hereof and elsewhere in this Agreement and in the other Loan Documents shall survive for so long as any amount remains owing to Lender under this Agreement or any of the other Loan Documents. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

Section 4.3. Knowledge and Other Matters. Whenever the term “to Borrower’s knowledge” or any similar phrase is used in this Agreement or any other Loan Document, the same shall mean the actual knowledge, after due inquiry and investigation, of Dennis Craven, Mark Murphy, the general manager of the Property and any Person who succeeds to their positions.

V. BORROWER COVENANTS

Section 5.1. Affirmative Covenants. From the date hereof and until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Lien of the Mortgage encumbering the Property (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, Borrower hereby covenants and agrees with Lender that:

5.1.1. Existence; Compliance with Legal Requirements. Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and comply with all Legal Requirements applicable to it, Operating Lessee and the Property except where the failure to comply with such Legal Requirements is not reasonably likely to have a material adverse effect with respect to the Property or Borrower; provided, however, Borrower’s obligation to comply with Legal Requirements shall be suspended for so long as Borrower contests the applicability or violation of such Legal Requirements pursuant to Section 5.1.1 hereof. There shall never be committed by Borrower, and Borrower shall never permit any other Person in occupancy of or involved with the operation or use of the Property to commit any act or omission affording the federal government or any state or local government the right of forfeiture against the Property or any part thereof, or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture. Borrower shall at all times maintain, preserve and protect or cause to be maintained, preserved and protected, all franchises and trade names and preserve all the remainder of its property used or useful in the conduct of its business and shall maintain or cause to be maintained the Property in good working order and repair, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully provided in the Mortgage. Borrower shall keep the Property, or cause the Property to be kept, insured at all times by financially sound and reputable insurers, to such extent and against such risks, and maintain liability and such other insurance, as is more fully provided in this Agreement. Borrower shall, or shall cause Manager or Operating Lessee to, operate the Property in accordance with the terms and conditions of the O&M Agreement (if any) in all material respects. After prior written notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to Borrower, Operating Lessee or the Property or any alleged violation of any Legal Requirement, provided that (i) no Default or Event of Default has occurred (other than the violation of the Legal Requirement then being contested) and remains uncured; (ii) Borrower is permitted to do so under the provisions of any mortgage or deed of trust superior in lien to the Mortgage; (iii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (iv) neither the Property nor any part thereof or interest therein will be in imminent danger of being sold, forfeited, terminated, cancelled or lost; (v) Borrower shall promptly upon final non-appealable determination thereof comply with any such Legal Requirement determined to be valid or applicable or cure any violation of any Legal Requirement; (vi) such proceeding shall suspend the enforcement of the contested Legal Requirement against Borrower, Operating Lessee or the Property; and (vii) Borrower shall furnish such security as may be required in the proceeding, or as may be reasonably requested by Lender, to insure compliance with such Legal Requirement, together with all interest and penalties payable in connection therewith. Lender may apply any such security, as necessary to cause compliance with such Legal Requirement at any time when, in the reasonable judgment of Lender, the validity, applicability or violation of such Legal Requirement is finally established or the Property (or any part thereof or interest therein) shall be in imminent danger of being sold, forfeited, terminated, cancelled or lost.

5.1.2. Taxes and Other Charges. Borrower shall pay or cause to be paid all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Property or any part thereof prior to the date the same become delinquent; provided, however, Borrower’s obligation to directly pay Taxes and Other Charges shall be suspended for so long as Borrower complies with the terms and provisions of Section 7.2 hereof or contests such Taxes or Other Charges pursuant to the Mortgage. Borrower will deliver to Lender receipts for payment or other evidence satisfactory to Lender that the Taxes and Other Charges have been so paid or are not then delinquent within ten (10) Business Days after Lender’s request. Borrower shall furnish to Lender receipts for the payment of the Taxes and the Other Charges prior to the date the same shall become delinquent (provided, however, Borrower is not required to furnish such receipts for payment of Taxes in the event that such Taxes have been paid by Lender pursuant to Section 7.2 hereof or Borrower is contesting same in accordance with the terms hereof). Borrower shall not suffer and shall promptly cause to be paid and discharged any Lien (other than Permitted Encumbrance) or charge whatsoever which may be or become a Lien or charge against the

Property (other than Permitted Encumbrance), and shall promptly pay or cause to be paid for all utility services provided to the Property. After prior written notice to Lender, Borrower, or Operating Lessee, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (i) no Default or Event of Default has occurred and remains uncured; (ii) Borrower or Operating Lessee is permitted to do so under the provisions of any mortgage or deed of trust superior in lien to the Mortgage; (iii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower or Operating Lessee is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (iv) neither the Property nor any part thereof or interest therein will be in imminent danger of being sold, forfeited, terminated, cancelled or lost; (v) Borrower shall promptly upon final determination thereof pay or cause the payment of the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (vi) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the Property; and (vii) Borrower shall furnish or cause to be furnished such security as may be required in the proceeding, or as may be reasonably requested by Lender, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon. Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is established or the Property (or part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of the Mortgage being primed by any related Lien.

5.1.3. Litigation. Upon acquiring knowledge thereof, Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened in writing against the Property, Borrower, Operating Lessee and/or Guarantor which could reasonably be expected to materially adversely affect Borrower’s, Operating Lessee’s or Guarantor’s condition (financial or otherwise) or business or the Property.

5.1.4. Access to the Property. Borrower shall permit, and cause Operating Lessee to permit, agents, representatives and employees of Lender to inspect the Property or any part thereof at reasonable hours upon reasonable advance notice.

5.1.5. Notice of Default. Borrower shall promptly advise Lender of any material adverse change in Borrower’s condition, financial or otherwise, or of the occurrence of any Default or Event of Default of which Borrower has knowledge.

5.1.6. Cooperate in Legal Proceedings. Borrower shall cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way adversely affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.

5.1.7. Perform Loan Documents. Borrower shall observe, perform and satisfy all the terms, provisions, covenants and conditions of, and shall pay when due all costs, fees and expenses to the extent required under the Loan Documents executed and delivered by, or applicable to, Borrower.

5.1.8. Award and Insurance Benefits. Borrower shall cooperate with Lender in obtaining for Lender the benefits of any Awards or Insurance Proceeds (subject to the provisions of Section 6.4 hereof) lawfully or equitably payable in connection with the Property, and Lender shall be reimbursed for any reasonable expenses incurred in connection therewith (including attorneys’ fees and disbursements, and the payment by Borrower of the expense of an appraisal on behalf of Lender in case of Casualty or Condemnation affecting the Property or any part thereof) out of such Insurance Proceeds.

5.1.9. Further Assurances. Borrower shall, at Borrower’s sole cost and expense:

(a) furnish to Lender all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by Borrower pursuant to the terms of the Loan Documents;

(b) execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the obligations of Borrower under the Loan Documents, as Lender may reasonably require; and

(c) do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time.

5.1.10. Principal Place of Business, State of Organization. Except as otherwise set forth in Section 5.2.10, Borrower will not cause or permit any change to be made in its name, identity (including its trade name or names), place of organization or formation (as set forth in Section 4.1.36 hereof) or Borrower’s limited liability company or limited partnership structure, as applicable, unless Borrower shall have first notified Lender in writing of such change at least thirty (30) days prior to the effective date of such change, and shall have first taken all action required by Lender for the purpose of perfecting or protecting the lien and security interests of Lender pursuant to this Agreement, the Cash Management Agreement and the other Loan Documents and, in the case of a change in Borrower’s structure, without first obtaining the prior consent of Lender. Upon Lender’s request, Borrower shall execute and deliver additional financing statements, security agreements and other instruments which may be necessary to effectively evidence or perfect Lender’s security interest in the Property as a result of such change of principal place of business or place of organization. Borrower’s principal place of business and chief executive office has been for the preceding four months (or, if less, the entire period of the existence of Borrower) and will continue to be the address of Borrower set forth at the introductory paragraph of this Agreement (unless Borrower notifies Lender in writing at least thirty (30) days prior to the date of such change). Borrower’s organizational identification number, if any, assigned by the state of formation is 4206285. Borrower shall promptly notify

Lender of any change in its organizational identification number. If Borrower does not now have an organizational identification number and later obtains one, Borrower promptly shall notify Lender of such organizational identification number. At the request of Lender, Borrower shall execute a certificate in form satisfactory to Lender listing the trade names under which Borrower intends to operate the Property, and representing and warranting that Borrower does business under no other trade name with respect to the Property.

5.1.11. Financial Reporting.

(a) Borrower will keep and maintain or will cause to be kept and maintained on a Fiscal Year basis, in accordance with the Uniform System of Accounts and reconciled in accordance with GAAP (or such other accounting basis acceptable to Lender it being agreed that the accounting basis employed by Borrower as of the date hereof is acceptable to Lender), proper and accurate books, records and accounts reflecting all of the financial affairs of Borrower and all items of income and expense in connection with the operation of the Property. Lender shall have the right from time to time at all times during normal business hours upon reasonable notice to examine such books, records and accounts at the office of Borrower or any other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall desire. Upon the occurrence and during the continuance of an Event of Default, Borrower shall pay any costs and expenses incurred by Lender to examine Borrower’s accounting records with respect to the Property, as Lender shall determine to be necessary or appropriate in the protection of Lender’s interest.

(b) Borrower will furnish, or cause to be furnished, to Lender annually, within ninety (90) days following the end of each Fiscal Year of Borrower, a complete copy of Borrower’s and Operating Lessee’s financial statements prepared in accordance with the Uniform System of Accounts and reconciled in accordance with GAAP (or such other accounting basis acceptable to Lender) covering the Property for such Fiscal Year and containing statements of profit and loss for Borrower, Operating Lessee and the Property and a balance sheet for Borrower and Operating Lessee. Such statements shall set forth the financial condition and the results of operations for the Property for such Fiscal Year, and shall include, but not be limited to, amounts representing annual Net Operating Income, Gross Income from Operations and Operating Expenses. Together with such financial statements, Borrower shall deliver Guarantor’s audited financial statements prepared by a “Big Four” accounting firm or other independent certified public accountant reasonably acceptable to Lender in accordance with the Uniform System of Accounts and reconciled in accordance with GAAP (or such other accounting basis acceptable to Lender). Financial statements delivered to Lender in accordance with this Section shall be accompanied by (i) a comparison of the budgeted income and expenses and the actual income and expenses for the prior Fiscal Year, (ii) an Officer’s Certificate stating that, to such officer’s knowledge, each such annual financial statement presents fairly, in all material respects, the financial condition and the results of operations of Borrower, Operating Lessee and the Property being reported upon and has been prepared in accordance with the Uniform System of Accounts and reconciled in accordance with GAAP, and (iii) occupancy statistics for the Property in form reasonably acceptable to Lender. Together with Borrower’s annual financial statements, Borrower shall furnish to Lender an Officer’s Certificate certifying as of the date thereof whether there exists an event or circumstance which constitutes a Default or Event of Default under the Loan Documents executed and delivered by, or applicable to, Borrower and if such Default or Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same.

(c) Borrower will furnish, or cause to be furnished, to Lender on or before thirty (30) days after the end of each calendar quarter the following items, accompanied by an Officer’s Certificate stating that such items are accurate and complete and fairly present, in each case in all material respects, to such officer’s knowledge after due inquiry and investigation, the financial condition and results of the operations of Borrower, Operating Lessee and the Property (subject to normal year-end adjustments) as applicable: (i) a occupancy report for the subject quarter, including an average daily rate; (ii) quarterly and year-to-date operating statements (including Capital Expenditures) prepared for each calendar quarter, noting Net Operating Income, Gross Income from Operations, and Operating Expenses (not including any contributions to the Replacement Reserve Fund), and other information necessary and sufficient to fairly represent, in all material respects, to such officer’s knowledge, the financial position and results of operation of the Property during such calendar quarter, and containing a comparison of budgeted income and expenses and the actual income and expenses together with a detailed explanation of any variances of fifteen percent (15%) or more between budgeted and actual amounts for such periods, all in form reasonably satisfactory to Lender; (iii) a schedule of Net Operating Income; and (iv) the amount of all rent due pursuant to the Operating Lease for the subject period. In addition, such Officer’s Certificate shall also state the representations and warranties of Borrower set forth in Section 4.1.30 and the covenants of Borrower set forth in Section 5.1.23 hereof are true and correct as of the date of such certificate, to the extent that such representations, warranties and covenants are true and correct as of the date of such certificate (or, if not true, the extent same are not true), and that there are no trade payables outstanding for more than sixty (60) days that are not being contested in accordance with this Agreement. All calculations of the Operating Rent due under the Operating Lease shall be subject to verification by Lender. In addition, Borrower will furnish, or cause to be furnished, to Lender on or before twenty (20) days after the end of each calendar month, any monthly reports delivered to Borrower or Operating Lessee by Manager pursuant to the Management Agreement.

(d) Borrower shall submit to Lender an Annual Budget not later than ten (10) days prior to the commencement of each Fiscal Year. The Annual Budget shall be subject to Lender’s written approval not to be unreasonably withheld (each such Annual Budget, an “Approved Annual Budget”). In the event that Lender reasonably objects to a proposed Annual Budget submitted by Borrower, Lender shall advise Borrower of such objections within fifteen (15) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise such Annual Budget and resubmit the same to Lender. Lender shall advise Borrower of any objections to such revised Annual Budget within ten (10) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise the same in accordance with the process described in this subsection until Lender approves the Annual Budget. Until such time that Lender approves a proposed Annual Budget, the most recently Approved Annual Budget shall apply.

(e) Any reports, statements or other information required to be delivered under this Agreement shall be delivered (i) in paper form, and (ii) if requested by Lender and within the capabilities of Borrower’s data systems without change or modification thereto, in electronic form and prepared using a Microsoft Word for Windows or WordPerfect for Windows files (which files may be prepared using a spreadsheet program and saved as word processing files). Borrower agrees that Lender may disclose information regarding the Property and Borrower that is provided to Lender pursuant to this Section 5.1.11(e) in connection with the Securitization to such parties requesting such information in connection with such Securitization.

5.1.12. Business and Operations. Borrower shall, and shall cause Operating Lessee to, continue to engage in the businesses presently conducted by Borrower and Operating Lessee as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Property. Borrower shall, and shall cause Operating Lessee to, qualify to do business and will remain in good standing under the laws of each jurisdiction as and to the extent the same are required for the ownership, maintenance, management and operation of the Property.

5.1.13. Title to the Property. Borrower will warrant and defend (a) the title to the Property and every part thereof, subject only to Liens permitted hereunder (including Liens described in Section 5.2.2 and Permitted Encumbrances) and (b) the validity and priority of the Lien of the Mortgage and the Assignment of Leases on the Property, subject only to Liens permitted hereunder (including Liens described in Section 5.2.2 and Permitted Encumbrances), in each case against the claims of all Persons whomsoever. Borrower shall reimburse Lender for any losses, costs, damages or expenses (including reasonable attorneys’ fees and court costs) incurred by Lender if an interest in the Property, other than as permitted hereunder, is claimed by another Person.

5.1.14. Costs of Enforcement. In the event (a) that the Mortgage encumbering the Property is foreclosed in whole or in part or that the Mortgage is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any mortgage prior to or subsequent to the Mortgage encumbering the Property in which proceeding Lender is made a party, or (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower, Operating Lessee or any of its constituent Persons or an assignment by Borrower or any of its constituent Persons for the benefit of its creditors, Borrower, its successors or assigns, shall be chargeable with and agrees to pay all costs of collection and defense, including attorneys’ fees and costs, incurred by Lender or Borrower in connection therewith and in connection with any appellate proceeding or post judgment action involved therein, together with all required service or use taxes.

5.1.15. Estoppel Statement.

(a) After request by Lender, Borrower shall within ten (10) days furnish Lender with a statement, duly acknowledged and certified, setting forth (i) the original principal amount of the Note, (ii) the unpaid principal amount of the Note, (iii) the Interest Rate of the Note, (iv) the date installments of interest and/or principal were last paid, (v) any offsets or defenses to the payment of the Debt, if any, and (vi) that the Note, this Agreement, the Mortgage and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification.

(b) After request by Borrower, Lender shall within ten (10) days furnish Borrower with a statement, duly acknowledged and certified, setting forth (i) the original principal amount of the Note, (ii) the unpaid principal amount of the Note, (iii) the Interest Rate of the Note, (iv) the date installments of interest and/or principal were last paid, (v) any offsets or defenses to the payment of the Debt, if any, and (vi) that the Note, this Agreement, the Mortgage and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification.

(c) Borrower shall use its commercially reasonable efforts to deliver to Lender upon request, tenant estoppel certificates from each commercial tenant leasing space at the Property in excess of 5,000 square feet in form and substance reasonably satisfactory to Lender (it being agreed that the form or content required by the applicable Lease shall be deemed to be satisfactory to Lender) provided that Borrower shall not be required to deliver such certificates more frequently than two (2) times in any calendar year.

5.1.16. Loan Proceeds. Borrower shall use the proceeds of the Loan received by it on the Closing Date only for the purposes set forth in Section 2.1.4 hereof.

5.1.17. Performance by Borrower. Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by, or applicable to, Borrower, and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by, or applicable to, Borrower without the prior written consent of Lender.

5.1.18. Confirmation of Representations. Borrower shall deliver, in connection with any Securitization, certificates of the relevant Governmental Authorities in all relevant jurisdictions indicating the good standing and qualification of Borrower, Operating Lessee and Guarantor as of the date of the Securitization.

5.1.19. No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of the Property (a) with any other real property constituting a tax lot separate from the Property, and (b) which constitutes real property with any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property portion of the Property.

5.1.20. Leasing Matters.

(a) Any Leases with respect to the Property written after the date hereof, for more than 5,000 square feet shall be approved by Lender, which approval shall not be unreasonably withheld, including approval for the approximately 8,000 square feet of space intended to be leased to be used as a restaurant (the “Restaurant Lease”). Upon request, Borrower shall furnish Lender with executed copies of all Leases. All renewals of Leases and all proposed Leases shall provide for rental rates comparable to existing local market rates. All proposed Leases shall be on commercially reasonable terms and shall not contain any terms which would materially and adversely affect Lender’s rights under the Loan Documents.

All Leases executed after the date hereof shall provide that they are subordinate to the Mortgage encumbering the Property and that the lessee agrees to attorn to Lender or any purchaser at a sale by foreclosure or power of sale. Borrower shall (i) observe and perform the obligations imposed upon the lessor under the Leases in a commercially reasonable manner; (ii) enforce the terms, covenants and conditions contained in the Leases upon the part of the lessee thereunder to be observed or performed in a commercially reasonable manner and in a manner which is reasonably likely not to impair the value of the Property; (iii) not amend or modify any of the material provisions of any Lease in a manner reasonably likely to have a Material Adverse Effect; (iv) not terminate or accept the surrender of any Lease except that a termination by Borrower or Operating Lessee or acceptance of surrender by a tenant of any Leases shall be permitted by reason of a tenant default and then only in a commercially reasonable manner to preserve and protect the Property; provided, however, that no such termination or acceptance of surrender of any Lease covering more than 5,000 square feet will be permitted without the written consent of Lender; (v) not collect any of the rents more than one (1) month in advance (other than security deposits); (vi) not execute any other assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents); (vii) execute and deliver at the request of Lender all such further assurances, confirmations and assignments in connection with the Leases as Lender shall from time to time reasonably require; and (viii) and cause Operating Lessee to comply with clauses (i) through (vii) hereof. Notwithstanding anything to the contrary contained herein, neither Borrower nor Operating Lessee shall enter into a lease of all or substantially all of the Property without Lender’s prior written consent.

(b) With regard to any action described in this Section 5.1.20 for which Lender’s consent is required, Lender shall not withhold its consent or disapproval to any such action for more than twenty (20) Business Days after request for approval thereof has been made by Borrower, accompanied by a detailed description of the request for which approval is sought, provided that Borrower submits such request for Lender’s approval in an envelope labeled “Priority” and delivered to Lender by overnight delivery and otherwise in accordance with the provisions of Section 10.6 and which request shall state at the top of the first page in bold lettering in 14 pt. font “LENDER’S RESPONSE IS REQUIRED WITHIN TWENTY (20) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A LOAN AGREEMENT BETWEEN THE UNDERSIGNED AND LENDER.” In the event that Lender fails to either approve such request or disapprove such request (such disapproval stating the reasons for such disapproval) for more than twenty (20) Business Days after receipt thereof, Borrower shall deliver to Lender a second request, which second request shall contain the material transmitted with the first request, in an envelope labeled “Priority” and delivered to Lender by overnight delivery and otherwise in accordance with the provisions of Section 10.6 and which request shall state at the top of the first page in bold lettering in 14 pt. font “SECOND REQUEST: LENDER’S RESPONSE IS REQUIRED WITHIN TEN (10) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A LOAN AGREEMENT BETWEEN THE UNDERSIGNED AND LENDER.” In the event that Lender fails to either approve such second request or disapprove such second request (such disapproval stating the reasons for such disapproval) for more than ten (10) Business Days after receipt thereof, the action that was the subject of said request shall be deemed approved.

5.1.21. Alterations. Borrower shall obtain Lender’s prior written consent to any Alterations to any Improvements costing in excess of the Alteration Threshold Amount with respect to the Property, which consent shall not be unreasonably withheld except with respect to Alterations that could reasonably be expected to have a Material Adverse Effect. Notwithstanding the foregoing, Lender’s consent shall not be required in connection with any Alterations that will not have a Material Adverse Effect, provided that such Alterations are made in connection with (a) tenant improvement work performed pursuant to the terms of any Lease executed on or before the date hereof, (b) tenant improvement work performed pursuant to the terms and provisions of a Lease and not adversely affecting any structural component of any Improvements, any utility or HVAC system contained in any Improvements or the exterior of any building constituting a part of any Improvements, (c) Alterations performed in connection with the Restoration of the Property after the occurrence of a Casualty or Condemnation in accordance with the terms and provisions of this Agreement, or (d) the requirements of the Franchise Agreement. If the total unpaid amounts due and payable with respect to Alterations to the Improvements other than the Planned Improvements (other than such amounts to be paid or reimbursed by tenants under the Leases or from existing Reserves) shall at any time exceed the Alteration Threshold Amount, Borrower shall promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following: (A) cash, (B) U.S. Obligations, (C) other securities having a rating acceptable to Lender and, after Securitization, that the applicable Rating Agencies have confirmed in writing will not, in and of itself, result in a downgrade, withdrawal or qualification of the initial, or, if higher, then current ratings assigned to any Securities or any class thereof in connection with any Securitization or (D) a completion and performance bond or an irrevocable letter of credit (payable on sight draft only) issued by a financial institution having a rating by S&P of not less than “A-1+” and by Moody’s if not less than “P-1” if the term of such bond or letter of credit is no longer than three (3) months or, if such term is in excess of three (3) months, issued by a financial institution having a rating that is acceptable to Lender and, after Securitization, that the applicable Rating Agencies have confirmed in writing will not, in and of itself, result in a downgrade, withdrawal or qualification of the initial, or, if higher, then current ratings assigned to any Securities or class thereof in connection with any Securitization. Such security shall be in an amount equal to the excess of the total unpaid amounts with respect to Alterations to the Improvements on the Property (other than such amounts to be paid or reimbursed by tenants under the Leases) over the Alteration Threshold Amount shall be applied from time to time at the request of Borrower to pay (or reimburse Borrower) for such Alterations as the related work is performed (subject to Lender’s reasonable oversight and approval prior to any such application).

5.1.22. Operation of Property.

(a) Borrower shall cause the Property to be operated, in all material respects, in accordance with Management Agreement (or Replacement Management Agreement). Except as otherwise expressly provided in Section 2.5 hereof, in the event that any Management Agreement expires or is terminated (without limiting any obligation of Borrower to obtain Lender’s consent to any termination or modification of the Management Agreement in accordance with the terms and provisions of this Agreement), Borrower shall, or shall cause Operating Lessee to enter into a Replacement Management Agreement with Manager or another Qualified Manager, as applicable, prior to the date that such failure would become an Event of Default.

(b) Except as otherwise expressly provided in Section 2.5 hereof, Borrower shall, or shall cause Operating Lessee to: (i) promptly perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed under the Management Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any material default under the Management Agreement of which it is aware; (iii) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, notice, report and estimate received by Borrower or Operating Lessee under the Management Agreement; and (iv) enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed by Manager under the Management Agreement, in a commercially reasonable manner.

5.1.23. Special Purpose Entity/Separateness. Borrower will, at all times (a) be a Special Purpose Entity, and (b) comply with all of the material assumptions contained in the Insolvency Opinion. Borrower shall cause Operating Lessee to comply with the separateness provisions of the Certificate of Incorporation of Operating Lessee. Borrower will cause each other Person covered by the Insolvency Opinion to comply with all of the material assumptions contained in the Insolvency Opinion.

5.1.24. Franchise Agreement.

(a) Borrower shall, and shall cause Operating Lessee to comply in all respects with the terms and conditions of the Franchise Agreement.

(b) Borrower shall pay or cause Operating Lessee to pay any fees assessed by the franchisor under the Franchise Agreement in connection with Special Termination (as defined in the Franchise Agreement) pursuant to Section 14(e) of the Franchise Agreement.

5.1.25. Operating Leases. Except as otherwise expressly provided in Section 2.5 hereof; Borrower shall (a) cause the hotel located on the Property to be operated pursuant to the Operating Lease; (b) promptly perform and/or observe all of the covenants, agreements and obligations required to be performed and observed by Borrower under the Operating Lease and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (c) promptly notify Lender of any default under the Operating Lease; (d) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, notice, report and estimate received by Borrower under the Operating Lease; (e) promptly enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed by the Operating Lessee under the Operating Lease; (f) cause Operating Lessee to deposit all Rents into the Lockbox Account; and (g) maintain or cause Operating Lessee to maintain all Licenses necessary for the operation of the Property as a hotel with related retail uses.

Section 5.2. Negative Covenants. From the date hereof until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Lien of the Mortgage encumbering the Property and any other collateral in accordance with the terms of this Agreement and the other Loan Documents, Borrower covenants and agrees with Lender that it will not do, directly or indirectly, any of the following:

5.2.1. Operation of Property. Except as otherwise expressly provided in Section 2.5 hereof, Borrower shall not, and shall not permit or allow Operating Lessee to, without Lender’s prior written consent: (i) surrender, terminate or cancel, the Management Agreement; provided, that without Lender’s consent, Borrower may replace or cause Operating Lessee to replace, the Manager so long as the replacement manager is a Qualified Manager pursuant to a Replacement Management Agreement; or (ii) amend or modify, or allow Operating Lessee to amend or modify, the Management Agreement in any material respect; or (iii) amend or modify the Franchise Agreement in any material respect.

5.2.2. Liens. Borrower shall not create, incur, assume or suffer to exist any Lien on any portion of the Property or permit any such action to be taken, except:

(i) Permitted Encumbrances;

(ii) Liens created by or permitted pursuant to the Loan Documents;

(iii) Room License Agreements hereafter entered into in the ordinary course of operating the Property; and

(iv) Liens for Taxes or Other Charges not yet due.

5.2.3. Dissolution. Borrower shall not (a) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (b) engage in any business activity not within its authorized purposes as set forth in its organizational documents, (c) transfer, lease or sell, in one transaction or any combination of transactions, the assets or all or substantially all of the properties or assets of Borrower except to the extent permitted by the Loan Documents, (d) modify, amend, waive or terminate its organizational documents or its qualification and good standing in any jurisdiction or (e) cause Operating Lessee to (i) dissolve, wind up or liquidate or take any action, or omit to take an action, as a result of which the Operating Lessee would be dissolved, wound up or liquidated in whole or in part, or (ii) amend, modify or waive any of the material provisions of the organizational documents of Operating Lessee or terminate the organizational documents of the Operating Lessee, in each case, without obtaining the prior written consent of Lender or Lender’s designee but no amendment to the organizational documents of the Operating Lessee shall amend or modify any of the special purpose, bankruptcy-remoteness provisions thereof.

5.2.4. Change in Business. Borrower shall not permit, allow or otherwise cause Operating Lessee to enter into any line of business or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than, in each case, activities within the scope of its authorized purposes as set forth in its organizational documents in effect as of the date hereof, as the same may be amended, restated or modified from time to time in accordance with the provisions of this Agreement and the other Loan Documents.

5.2.5. Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.

5.2.6. Zoning. Borrower shall not initiate or consent to any zoning reclassification of any portion of the Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of the Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior consent of Lender.

5.2.7. Debt. Borrower shall not create, incur or assume any Indebtedness other than the Debt except to the extent expressly permitted hereby.

5.2.8. No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of the Property with (a) any other real property constituting a tax lot separate from the Property, or (b) any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the Lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the Property

5.2.9. ERISA.

(a) (a) Borrower shall not, and Borrower shall not permit Operating Lessee to engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to (i) be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA or (ii) violate any state statute regulating investment of, or fiduciary obligations with respect to, “governmental plans” within the meaning of Section 3(32) of ERISA.

(b) Borrower further covenants and agrees to deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as reasonably requested by Lender, that (A) neither Borrower nor Operating Lessee is, and neither Borrower nor Operating Lessee maintains, an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (B) neither Borrower nor Operating Lessee is subject to any state statute regulating investment of, or fiduciary obligations with respect to governmental plans and (C) one or more of the following circumstances is true:

(i) Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. § 2510.3-101(b)(2);

(ii) Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower is held by “benefit plan investors” within the meaning of 29 C.F.R. § 2510.3-101(0(2); or

(iii) Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. § 2510.3-101(c) or (e).

5.2.10. Transfers.

(a) Without the prior written consent of Lender, and except to the extent otherwise set forth in this Section 5.2.10 and Section 2.5 hereof, Borrower shall not, and shall not permit any Person owning a direct or indirect interest in Borrower or Operating Lessee to do any of the following (collectively, a “Transfer”): (i) sell, convey, mortgage, grant, bargain, encumber, pledge, assign, grant options with respect to, or otherwise transfer or dispose of (voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) the Property or any direct or indirect interest therein, or (ii) permit a Sale or Pledge of a direct or indirect interest in Borrower or Operating Lessee, other than (A) the Operating Lease, (B) pursuant to Leases of space in the Improvements to tenants in accordance with the provisions of Section 5.1.20, (C) the Room License Agreements, and (D) Permitted Transfers.

(b) Notwithstanding the foregoing, a sale or conveyance by Borrower of the Property subject to the lien of the Mortgage (but not any other mortgage, lien or other encumbrance (other than the Permitted Encumbrances and Room License Agreements hereafter entered into in the ordinary course of operating the Property)) is permitted provided that the following conditions are satisfied:

(i) no Event of Default shall have occurred and be continuing and such sale or conveyance shall not result in an Event of Default;

(ii) the Person to whom the Property is sold or conveyed (the “Transferee”) satisfies the requirements of a Special Purpose Entity and the organizational documents of the Transferee are reasonably acceptable to Lender and, after a Securitization, to the Rating Agencies;

(iii) if such sale or conveyance occurs prior to a Securitization, Lender shall have consented to such sale or conveyance, which consent shall not be unreasonably withheld;

(iv) Lender has received an Additional Insolvency Opinion which may be relied upon by Lender, the Rating Agencies and their respective successors and assigns, with respect to the Transferee and its applicable affiliates, which Additional Insolvency Opinion shall be reasonably acceptable to Lender or, after a Securitization, the Rating Agencies;

(v) the Transferee shall execute an assumption, effective as of the date of transfer, of all of the obligations of the Borrower thereafter arising or to be performed under this Agreement, the Mortgage and the other Loan Documents, subject, however, to the provisions of Section 9.3 hereof and upon such assumption, Borrower shall be released from all liabilities and obligations under the Loan Documents;

(vi) following such sale or conveyance the property manager of the Property must be a Qualified Manager; and

(vii) the Transferee pays to Lender a loan assumption fee of 1% of the then outstanding principal amount of the Loan;

(viii) if, after giving effect to such Transfer, Sponsor does not own at least 51% of the equity interests in Borrower and control Borrower, the Rating Agencies have confirmed that such sale or conveyance, in and of itself, will not result in a downgrade, qualification or withdrawal of the then current ratings assigned to the Securities; and

(ix) Borrower pays Lender’s reasonable costs and expenses (including any fees due to the Rating Agencies) in connection with the sale or conveyance.

(c) A Transfer (but not a pledge, hypothecation, creation of a security interest in or other encumbrance) of any direct or indirect interests in Borrower is permitted provided that the following conditions are satisfied:

(i) if such sale or conveyance occurs prior to a Securitization, Lender shall have consented to such sale or conveyance, which consent shall not be unreasonably withheld; provided however, Lender’s consent shall not be required if, after giving effect to the Transfer, Sponsor owns not less than 51% of the equity interests in Borrower and controls, directly or indirectly, Borrower;

(ii) if as a result of any such Transfer or series of Transfers more than 49% of the direct or indirect ownership interests in Borrower shall be transferred to a Person individually or together with its Affiliates not owning at least 49% of the direct or indirect ownership interests in Borrower immediately prior to such Transfer (or as reflected in the most recent Additional Insolvency Opinion delivered to Lender), Borrower shall deliver to Lender an Additional Insolvency Opinion which may be relied upon by Lender, the Rating Agencies and their respective counsel, successors and assigns, with respect to the proposed transfer or sale, which Additional Insolvency Opinion shall be reasonably acceptable to Lender and, after a Securitization, the Rating Agencies;

(iii) at the time of such Transfer no Event of Default has occurred and is continuing;

(iv) following such Transfer the property manager of the Property must be a Qualified Manager;

(v) if, after giving effect to such Transfer, Sponsor does not own at least 51% of the equity interests in Borrower and control Borrower, the Rating Agencies shall have confirmed that such Transfer, in and of itself, will not result in a downgrade, qualification or withdrawal of the then current ratings assigned to the Securities

(vi) Borrower shall pay, or cause to be paid, to Lender its reasonable out-of-pocket expenses (including any fees due to the Rating Agencies) in connection with such sale or conveyance; and

(vii) in connection with any Transfer as a result of which Sponsor will not own at least 51% of the equity interests in Borrower and control, directly or indirectly, Borrower, Borrower shall give or cause to be given written notice to Lender of the proposed Transfer not later than fifteen (15) days prior thereto, which notice shall set forth the name of the Person to which the interest in Borrower is to be transferred, identify the proposed transferee and set forth the date the Transfer is expected to be effective and (A) Lender shall have consented to such Transfer and (B) Borrower shall pay to Lender a loan assumption fee of 1% of the then outstanding principal amount of the Loan.

5.2.11. Operating Lease. Except as otherwise expressly provided in Sections 2.5 and 5.1.26 hereof, without Lender’s prior written consent which consent shall not be unreasonably withheld, Borrower shall not (a) surrender, terminate or cancel the Operating Lease; (b) reduce or consent to the reduction of the term of the Operating Lease; (c) increase or consent to the increase of the amount of any charges under the Operating Lease; (d) modify, change, supplement, alter or amend any of the material provisions of the Operating Lease or waive or release any of Borrower’s material rights and remedies under the Operating Lease; (e) grant its consent or approval as may be requested or required in connection with the terms and provisions of the Operating Lease; (f) declare any default or event of default under the Operating Lease or pursue any of Borrower’s rights or remedies thereunder in connection therewith or (g) permit, suffer or consent to an assignment of the Operating Lease by Operating Lessee. Notwithstanding the foregoing, Lender’s prior written consent shall not be required in connection with commercially reasonable adjustments of rent payable under the Operating Lease in connection with a renewal or extension of the Operating Lease.

VI. INSURANCE; CASUALTY; CONDEMNATION; REQUIRED REPAIRS

Section 6.1. Insurance. (a) Borrower shall obtain and maintain, or cause to be maintained, insurance for Borrower and the Property providing at least the following coverages:

(i) comprehensive all risk insurance (“Special Form”) including, but not limited to, loss caused by any type of windstorm or hail on the Improvements and the Personal Property, (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost”, which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation, but the amount shall in no event be less than the outstanding principal balance of the Loan (B) containing an agreed amount endorsement with respect to the Improvements and Personal Property waiving all co-insurance provisions or to be written on a no co-insurance form; (C) providing for no deductible in excess of Ten Thousand and 00/100 Dollars ($10,000.00) for all such insurance coverage and (D) if any of the Improvements or the use of the Property shall at any time constitute legal non-conforming structures or uses, coverage for loss due to operation of law in an amount equal to the full Replacement Cost, coverage for demolition costs and coverage for increased costs of construction. In addition, Borrower shall obtain: (x) if any portion of the Improvements is currently or at any time in the future located in a federally designated “special flood hazard area”, flood hazard insurance in an amount equal to the lesser of (1) the outstanding principal balance of the Loan or (2) the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended or such greater amount as Lender shall require and (y) earthquake insurance in amounts and in form and substance satisfactory to Lender in the event the Property is located in an area with a high degree of seismic activity;

(ii) business income insurance (A) with loss payable to Lender; (B) insuring against all risks required to be covered by the insurance provided for in subsection (i) above; (C) with a limit of insurance adequate to cover one hundred percent (100%) of the projected gross revenues from the operation of the Property (as reduced to reflect expenses not incurred during a period of Restoration) for a period of at least eighteen (18) months after the date of the Casualty; and (d) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and the Personal Property has been repaired, the continued loss of income will be insured until such income returns to the same level it was prior to the loss, or the expiration of 360 days from the date that the Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period. The amount of such business income insurance shall be determined prior to the date hereof and at least once each year thereafter based on Borrower’s reasonable estimate of the gross revenues from the Property for the succeeding twelve (12) month period. Notwithstanding the provisions of Section 2.6 hereof, all proceeds payable to Lender pursuant to this subsection shall be held by Lender and, provided no Event of Default is continuing, shall be applied to (I) the monthly Debt Service Payment Amounts and the other obligations secured by the Loan Documents from time to time as such payments and obligations become due and payable hereunder and under the Note and (II) Operating Expenses approved by Lender in Lender’s reasonable discretion; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured by the Loan Documents on the respective dates of payment provided for in the Note and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;

(iii) at all times during which structural construction, repairs or Alterations are being made with respect to the Improvements, and only if the Property coverage form does not otherwise apply, (A) owner’s contingent or protective liability insurance, otherwise known as Owner Contractor’s Protective Liability, covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy and (B) the insurance provided for in subsection (i) above written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to subsection (i) above, (3) including permission to occupy the Property and (4) with an agreed amount endorsement waiving co-insurance provisions;

(iv) comprehensive boiler and machinery insurance, if steam boilers or other pressure-fixed vessels are in operation, in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under subsection (i) above;

(v) commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Property, such insurance (A) to be on the so-called “occurrence” form with a combined limit of not less than Two Million and 00/100 Dollars ($2,000,000.00) in the aggregate and One Million and 00/100 Dollars ($1,000,000.00) per occurrence; (B) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) blanket contractual liability for all written contracts and (5) contractual liability covering the indemnities contained in Article 9 of the Mortgage to the extent the same is available;

(vi) automobile liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence of One Million Dollars and 00/100 Dollars ($1,000,000.00);

(vii) worker’s compensation and employee’s liability subject to the worker’s compensation laws of the applicable state;

(viii) umbrella and excess liability insurance in an amount not less than One Hundred Million and 00/100 Dollars ($100,000,000.00) per occurrence on terms consistent with the commercial general liability insurance policy required under subsection (v) above, including, but not limited to, supplemental coverage for employer liability and automobile liability, which umbrella liability coverage shall apply in excess of the automobile liability coverage in clause (vi) above;

(ix) the insurance required under this Section 6.1(a) above shall insure against, if commercially available, perils of terrorism and acts of terrorism and Borrower shall maintain insurance for loss resulting from perils and acts of terrorism on terms (including amounts) consistent with those required under Sections 6.1(a) above at all times during the term of the Loan; and

(x) upon sixty (60) days written notice, such other reasonable insurance, including, but not limited to, mold, sinkhole or land subsidence insurance, and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the Property located in or around the region in which the Property is located.

(b) All insurance provided for in Section 6.1(a) hereof, shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”). The Policies shall be issued by a Qualified Insurer. The Policies described in Section 6.1 hereof (other than those strictly limited to liability protection) shall designate Lender as loss payee. Not less than ten (10) days prior to the expiration dates of the Policies theretofore furnished to Lender, certificates of insurance evidencing the Policies accompanied by evidence satisfactory to

Lender of payment of the premiums due thereunder (the “Insurance Premiums”), shall be delivered by Borrower to Lender or, alternatively, Borrower shall advise Lender of the status of such renewals within such ten (10) day period, with certificates of insurance evidencing the Policies delivered prior to expiration.

(c) Any blanket insurance Policy shall specifically allocate to the Property the amount of coverage from time to time required hereunder and shall otherwise provide the same protection as would a separate Policy insuring only the Property in compliance with the provisions of Section 6.1(a) hereof.

(d) All Policies provided for or contemplated by Section 6.1(a) hereof, except for the Policy referenced in Section 6.1(a)(vii) of this Agreement, shall name Borrower and Operating Lessee (as their interest may appear) as the insured and Lender as the additional insured, as its interests may appear, and in the case of property damage, boiler and machinery, flood and earthquake insurance, shall contain a so-called New York standard non-contributing mortgagee clause or its equivalent in favor of Lender providing that the loss thereunder shall be payable to Lender. Any insurance maintained by Operating Lessee pursuant to the Operating Lease shall name Borrower and Lender as additional insureds, as their interests may appear.

(e) All Policies pertaining to property related insurance (except where excepted below) shall contain clauses or endorsements to the effect that:

(i) no act or negligence of Borrower, or anyone acting for Borrower, or of any tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;

(ii) the property and liability Policies shall not be materially changed (other than to increase the coverage provided thereby) or canceled without at least thirty (30) days written notice to Lender and any other party named therein as an additional insured;

(iii) the issuers thereof shall give written notice to Lender if the Policy has not been renewed thirty (30) days prior to its expiration; and

(iv) Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder when not in conflict with mortgagee or loss payable endorsements.

(f) If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, without notice to Borrower, to take such action as Lender deems necessary to protect its interest in the Property, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate without notice to Borrower. All premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and, until paid, shall be secured by the Mortgage and shall bear interest at the Default Rate.

(g) Any blanket insurance Policy shall specifically allocate to the Property the amount of coverage from time to time required hereunder and shall otherwise provide the same protection as would a separate Policy insuring only the Property in compliance with the provisions of Section 6.1(a). If the insurance described in Section 6.1(a)(î), (ii) and (iii) is written on a blanket basis, a breakdown of the properties’ insurable value shall be provided to Lender upon Lender’s request.

Section 6.2. Casualty. If the Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), and such Casualty has caused damage to the Property which, in Borrower’s reasonable estimation, is in excess of $250,000, Borrower shall give prompt notice of such damage to Lender and, to the extent that the Net Proceeds are made available to Borrower pursuant to Section 6.4, shall promptly commence and diligently prosecute the completion of the Restoration of the Property pursuant to Section 6.4 hereof as nearly as possible to the condition the Property was in immediately prior to such Casualty. Borrower shall pay all costs of such Restoration whether or not such costs are covered by insurance. Lender may, but shall not be obligated to make proof of loss if not made promptly by Borrower. In addition, Lender may participate in any settlement discussions with any insurance companies (and shall approve the final settlement, which approval shall not be unreasonably withheld) with respect to any Casualty in which the Net Proceeds or the costs of completing the Restoration are equal to or greater than the Restoration Threshold Amount and Borrower shall deliver to Lender all instruments required by Lender to permit such participation.

Section 6.3. Condemnation. Borrower shall promptly give Lender notice of the actual or threatened commencement of any proceeding for the Condemnation of the Property and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Lender may participate in any such proceedings, and Borrower shall from time to time deliver to Lender all instruments requested by it to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If the Property or any portion thereof is taken by a condemning authority, to the extent that the Net Proceeds are made available to Borrower pursuant to Section 6.4, Borrower shall promptly commence and diligently prosecute the Restoration of the Property or any portion thereof pursuant to Section 6.4 hereof and otherwise comply with the provisions of Section 6.4 hereof. If the Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.

Section 6.4. Restoration. The following provisions shall apply in connection with the Restoration of the Property:

(a) If the Net Proceeds shall be less than the Restoration Threshold Amount and the costs of completing the Restoration shall be less than the Restoration Threshold Amount, the Net Proceeds will be disbursed by Lender to Borrower upon receipt, provided that all of the conditions set forth in Section 6.4(b)(i) hereof are met and Borrower delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement.

(b) If the Net Proceeds are equal to or greater than the Restoration Threshold Amount or the costs of completing the Restoration is equal to or greater than the Restoration Threshold Amount Lender shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 6.4. The term “Net Proceeds” for purposes of this Section 6.4 shall mean: (i) the net amount of all insurance proceeds received by Lender pursuant to Section 6.1(a)(i), (iv), (ix) and (x) as a result of such damage or destruction, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Insurance Proceeds”), or (ii) the net amount of the Award, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Condemnation Proceeds”), whichever the case may be.

(i) The Net Proceeds shall be made available to Borrower for Restoration provided that (i) the Management Agreement requires the application of Net Proceeds to the Restoration or (ii) each of the following conditions are met:

(A) no Event of Default shall have occurred and be continuing;

(B) (1) in the event the Net Proceeds are Insurance Proceeds, less than twenty-five percent (25%) of the total floor area of the Improvements on the Property has been damaged, destroyed or rendered unusable as a result of such Casualty or (2) in the event the Net Proceeds are Condemnation Proceeds, less than ten percent (10%) of the land constituting the Property is taken, and such land is located along the perimeter or periphery of the Property, and no portion of the Improvements is located on such land;

(C) Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than one hundred eighty (180) days after such Casualty or Condemnation, whichever the case may be, occurs) and shall diligently pursue the same to satisfactory completion;

(D) Lender shall be satisfied that any operating deficits, including all scheduled payments of interest under the Note, which will be incurred with respect to the Property as a result of the occurrence of any such Casualty or Condemnation, whichever the case may be, will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 6.1(a)(ii) hereof, if applicable, or (3) by other funds of Borrower;

(E) Lender shall be satisfied that the Restoration will be completed on or before the earlier of (1) three months prior to the Maturity Date, (2) such time as may be required under all applicable Legal Requirements in order to repair and restore the Property to the condition it was in immediately prior to such Casualty or to as nearly as possible the condition it was in immediately prior to such Condemnation, as applicable, or (3) the expiration of the insurance coverage referred to in Section 6.1(a)(ii) hereof (unless other funds have been provided to by Borrower to pay any operating deficits);

(F) the Property and the use thereof after the Restoration will be in compliance with and permitted under all applicable Legal Requirements;

(G) the Restoration shall be done and completed by Borrower in an expeditious and diligent fashion and in compliance with all applicable Legal Requirements;

(H) such Casualty or Condemnation, as applicable, does not result in the permanent loss of access to the Property or the related Improvements;

(I) Borrower shall deliver, or cause to be delivered, to Lender a signed detailed budget approved in writing by Borrower’s architect or engineer stating the entire cost of completing the Restoration, which budget shall be reasonably acceptable to Lender; and

(J) the Net Proceeds together with any cash or cash equivalent deposited by Borrower with Lender are sufficient in Lender’s reasonable determination to cover the cost of the Restoration.

(ii) The Net Proceeds shall be held by Lender in an Eligible Account at a financial institution reasonably acceptable to Lender and, until disbursed in accordance with the provisions of this Section 6.4(b), shall constitute additional security for the Debt and Other Obligations under the Loan Documents. The Net Proceeds shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence satisfactory to Lender that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been or will be contemporaneously therewith paid for in full, and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Property (other than Permitted Encumbrances and Liens permitted pursuant to Section 5.2.2) which have not either been fully bonded to the satisfaction of Lender and discharged of record or in the alternative fully insured to the satisfaction of Lender by the title company issuing the Title Insurance Policy.

(iii) All plans and specifications, if any, required in connection with the Restoration shall be subject to prior review and approval in all respects by Lender (such approval not be unreasonably withheld and by an independent consulting engineer selected by Lender which approval shall not be unreasonably withheld (the “Casualty Consultant”). Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration. The identity of the contractors, subcontractors and materialmen engaged in the Restoration, as well as the contracts under which they have been engaged, shall be subject to prior review and acceptance by Lender and the Casualty Consultant which review and acceptance shall not be unreasonably withheld. All costs and expenses incurred by Lender in connection with making the Net Proceeds available for the Restoration including, without limitation, reasonable counsel fees and disbursements and the Casualty Consultant’s fees, shall be paid by Borrower.

(iv) In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, minus the Casualty Retainage. The term “Casualty Retainage” shall mean an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until the Restoration has been completed. The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 6.4(b), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Casualty Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 6.4(b) and that all approvals necessary for the re-occupancy and use of the Property have been obtained from all appropriate governmental and quasi-governmental authorities, and Lender receives evidence satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Lender will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company issuing the Title Insurance Policy, and Lender receives an endorsement to the Title Insurance Policy insuring the continued priority of the lien of the Mortgage and evidence of payment of any premium payable for such endorsement. If required by Lender, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

(v) Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month, but, subject to compliance with the other provisions of this Section 6.4, Lender will make such disbursements at least once per calendar month.

(vi) If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the reasonable opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 6.4(b) shall constitute additional security for the Debt and Other Obligations under the Loan Documents.

(vii) The excess, if any, of the Net Proceeds (and the remaining balance, if any, of the Net Proceeds Deficiency) deposited with Lender after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 6.4(b), and the receipt by Lender of evidence satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be released to Borrower provided no Event of Default shall have occurred and shall be continuing under the Note, this Agreement or any of the other Loan Documents.

(c) All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Section 6.4(b)(vii) hereof shall be applied toward the payment of the Debt in accordance with Section 2.4.2.

(d) In the event of foreclosure of the Mortgage, or other transfer of title of the Property in extinguishment in whole or in part of the Debt all right, title and interest of Borrower in and to the Policies that are not blanket Policies then in force concerning such the Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.

VII. RESERVE FUNDS

Section 7.1. Required Repairs. Borrower shall complete, or cause to be completed, the Required Repairs, if any, set forth on Schedule III, within the time period set forth on Schedule III.

Section 7.2. Tax and Insurance Escrow Fund. Borrower shall deposit or cause to be deposited with Lender on each Payment Date (a) one-twelfth (1/12) of the Taxes that Lender estimates will be payable during the next ensuing twelve (12) months in order to accumulate sufficient funds to pay all such Taxes at least thirty (30) days prior to their respective due dates, and (b) one-twelfth (1/12) of the Insurance Premiums that Lender reasonably estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies (said amounts in (a) and (b) above hereinafter called the “Tax and Insurance Escrow Fund”). Amounts on deposit in the Tax and Insurance Escrow Fund shall be applied to payments of Taxes and Insurance Premiums required to be made by Borrower pursuant to Section 5.1.2 hereof and under the Mortgage. In making any payment relating to the Tax and Insurance Escrow Fund, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) or insurer or agent (with respect to Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof, unless Borrower is contesting the Taxes in accordance with Section 5.1.2 hereof and Borrower has so notified Lender. Upon written notice from Borrower to Lender, provided that the Tax and Insurance Escrow Fund contains sufficient funds for such purpose, Lender shall use reasonable efforts to pay any Taxes at such time as will provide the maximum discount allowable by law to Borrower, but the failure of Lender to pay such Taxes early enough to obtain any discount shall not result in any liability from Lender to Borrower. If the amount of the Tax and Insurance Escrow Fund shall exceed the amounts due for Taxes and Insurance Premiums pursuant to Section 5.1.2 hereof (the “TI Excess”), Lender shall promptly return, or cause to be returned, any excess to Borrower or, at Borrower’s direction, to Operating Lessee. Any amount remaining in the Tax and Insurance Escrow Fund after the Debt has been paid in full shall be returned to Borrower or, at Borrower’s direction, to Operating Lessee. In allocating such excess, Lender may deal with the Person shown on the records of Lender to be the Owner of the Property. If at any time Lender reasonably determines that the Tax and Insurance Escrow Fund is not or will not be sufficient to pay Taxes and Insurance Premiums by the dates set forth in (a) and (b) above, Lender shall notify Borrower of such determination and Borrower shall increase its monthly payments by the amount that Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to the due date of the Taxes and/or thirty (30) days prior to expiration of the Policies, as the case may be. Notwithstanding the foregoing, Lender agrees that upon delivery to Lender by Borrower of evidence satisfactory to Lender that the Policies of insurance required to be maintained by Borrower pursuant to Section 6.1(a) are maintained pursuant to blanket insurance Policies covering the Property and other properties and which blanket insurance Policies otherwise comply with the requirements of Section 6.1 and the Insurance Premiums payable in connection therewith have been prepaid for not less than one year in advance (or, for the period of coverage under the Policies as to which Certificates are delivered at closing, such period, if less than one year), Lender will waive the requirement that Borrower deposit Insurance Premiums into the Tax and Insurance Escrow Fund. Upon request of Lender, Borrower shall provide evidence satisfactory to Lender that the Insurance Premiums payable in connection with such blanket insurance Policies are paid as soon as appropriate evidence is reasonably available.

Section 7.3. Replacements and Replacement Reserve.

7.3.1. Replacement Reserve Fund. Borrower shall deposit or cause to be deposited into an account with Lender (the “Replacement Reserve Account”) each calendar month, an amount equal to the greater of (i) the actual percentage of the Gross Income from Operations for the most recently reported month required to be expended (without duplication) under the Management Agreement or the Franchise Agreement for Replacements, and (ii) four percent (4%) of Gross Income from Operations from the Property for the most recently reported month (the greater of such amounts for any month being referred to herein as the “Replacement Reserve Monthly Deposit Amount”). Amounts deposited into the Replacement Reserve Account shall hereinafter be referred to as Borrower’s “Replacement Reserve Fund”.

7.3.2. Disbursements from Replacement Reserve Account. Provided that a Event of Default shall have not occurred and be continuing, Borrower, or at Borrower’s direction, Operating Lessee or Manager, shall be entitled to disbursements from the Replacement Reserve Account to pay, or to reimburse Borrower, Manager or Operating Lessee for, the costs of Replacements as such costs are incurred.

7.3.3. Performance of Replacements.

(a) Borrower shall make, or cause to be made, Replacements when required in order to keep the Property in condition and repair consistent with other first class, full service hotels in the same market segment in the metropolitan area in which the Property is located, and to keep the Property or any portion thereof from deteriorating beyond normal wear and tear. Borrower shall complete, or cause to be completed, all Replacements in a good and workmanlike manner as soon as practicable following the commencement of making each such Replacement. Borrower shall provide to Lender, or cause Manager to provide to Lender during the performance of any Replacements copies of receipts evidencing that such Replacements have been made and paid for, together with a certification from Borrower (or Manager on behalf of Borrower) that such Replacements evidenced by such receipts have been made.

(b) (i) Lender reserves the right, at its option, to approve all contracts or work orders with materialmen, mechanics, suppliers, subcontractors, contractors or other parties providing labor or materials in connection with a single Replacement (or multiple Replacements which together constitute a single project) to be funded from the Replacement Reserve Account, the total cost of which is equal to or greater than $500,000.00 which approval shall not be unreasonably withheld. In the event that any materials for which the request is made have not been incorporated into the Property, such materials shall be on site at the Property and be properly secured. Upon Lender’s request, Borrower shall assign any contract or subcontract entered into by Borrower to Lender.

(ii) With regard to any action described in this Section 7.3.3(b) for which Lender’s consent is required, Lender shall not withhold its consent or disapproval to any such action for more than ten (10) Business Days after request for approval thereof has been made by Borrower, accompanied by a detailed description of the request for which approval is sought, provided that Borrower submits such request for Lender’s approval in an envelope labeled “Priority” and delivered to Lender by overnight delivery and otherwise in accordance with the provisions of Section 10.6 and which request shall state at the top of the first page in bold lettering in 14 pt. font “LENDER’S RESPONSE IS REQUIRED WITHIN TEN (10) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A LOAN AGREEMENT BETWEEN THE UNDERSIGNED AND LENDER.” In the event that Lender fails to either approve such request or disapprove such request (such disapproval stating the reasons for such disapproval) for more than ten (10) Business Days after receipt thereof, Borrower shall deliver to Lender a second request, which second request shall contain the material transmitted with the first request, in an envelope labeled “Priority” and delivered to

Lender by overnight delivery and otherwise in accordance with the provisions of Section 10.6 and which request shall state at the top of the first page in bold lettering in 14 pt. font “SECOND REQUEST: LENDER’S RESPONSE IS REQUIRED WITHIN TEN (10) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A LOAN AGREEMENT BETWEEN THE UNDERSIGNED AND LENDER.” In the event that Lender fails to either approve such second request or disapprove such second request (such disapproval stating the reasons for such disapproval) for more than ten (10) Business Days after receipt thereof, the action that was the subject of said request shall be deemed approved.

(c) In the event that Lender determines in its reasonable discretion that any Replacement is not being performed in a workmanlike or timely manner or that any Replacement has not been completed in a workmanlike or timely manner, Lender shall have the option to withhold disbursement for such unsatisfactory Replacement and in the event that such Replacement is deemed by Lender to affect the life, health or safety of Persons which may be present at the Property, to proceed under existing contracts or to contract with third parties to complete such Replacement and to apply the Replacement Reserve Fund toward the labor and materials necessary to complete such Replacement, provided, that Lender shall provide five (5) days prior to notice to Borrower before taking such action.

(d) In order to facilitate Lender’s completion or making of such Replacements pursuant to Section 7.3.3(c) above, Borrower grants Lender (and shall cause Operating Lessee to grant to Lender) the right to enter onto the Property and perform any and all work and labor necessary to complete or make such Replacements and/or employ watchmen to protect the Property from damage. All sums so expended by Lender, to the extent not from the Replacement Reserve Fund, shall be deemed to have been advanced under the Loan to Borrower and secured by the Mortgage. For this purpose Borrower constitutes and appoints Lender its true and lawful attorney-in-fact with full power of substitution, but exercisable only to the extent Lender is authorized to take action on behalf of Borrower pursuant to clause (c) preceding, to complete or undertake such Replacements in the name of Borrower. Such power of attorney shall be deemed to be a power coupled with an interest and cannot be revoked. Borrower empowers said attorney-in-fact as follows: (i) to use any funds in the Replacement Reserve Account for the purpose of making or completing such Replacements; (ii) to make such additions, changes and corrections to such Replacements as shall be necessary or desirable to complete such Replacements; (iii) to employ such contractors, subcontractors, agents, architects and inspectors as shall be required for such purposes; (iv) to pay, settle or compromise all existing bills and claims which are or may become Liens against the Property, or as may be necessary or desirable for the completion of such Replacements, or for clearance of title; and (v) to execute all applications and certificates in the name of Borrower which may be required by any of the contract documents.

(e) Nothing in this Section 7.3.3 shall: (i) make Lender responsible for making or completing any Replacements; (ii) require Lender to expend funds in addition to the Replacement Reserve Fund to make or complete any Replacement; (iii) obligate Lender to proceed with any Replacements; or (iv) obligate Lender to demand from Borrower additional sums to make or complete any Replacement.

(f) Borrower shall permit Lender and Lender’s agents and representatives (including, without limitation, Lender’s engineer, architect, or inspector) or third parties making Replacements pursuant to Section 7.3.3(c) to enter onto the Property during normal business hours (subject to the rights of tenants under their Leases) to inspect the progress of any Replacements and all materials being used in connection therewith, to examine all plans and shop drawings relating to such Replacements which are or may be kept at the Property, and to complete any Replacements made pursuant to Section 7.3.3(c). Borrower shall cause all contractors and subcontractors to cooperate with Lender or Lender’s representatives or such other persons described above in connection with inspections described in this Section 7.3.3(f) or the completion of Replacements pursuant to Section 7.3.3(c).

(g) The Replacements and all materials, equipment, fixtures, or any other item comprising a part of any Replacement shall be constructed, installed or completed, as applicable, free and clear of all mechanic’s, materialmen’s or other liens (except for those Liens existing on the date of this Agreement which have been approved in writing by Lender or otherwise contested in accordance with Section 5.1.2 hereof).

(h) All Replacements shall comply with all applicable Legal Requirements of all Governmental Authorities having jurisdiction over the Property and applicable insurance requirements including, without limitation, applicable building codes, special use permits, environmental regulations, and requirements of insurance underwriters.

(i) In addition to any insurance required under the Loan Documents, Borrower shall provide or cause to be provided workmen’s compensation insurance, builder’s risk, and public liability insurance and other insurance to the extent required under applicable law in connection with a particular Replacement. All such policies shall be in form and amount reasonably satisfactory to Lender. All such policies which can be endorsed with standard mortgagee clauses making loss payable to Lender or its assigns shall be so endorsed. Certified copies of such policies shall be delivered to Lender.

7.3.4. Failure to Make Replacements. Upon the occurrence and during the continuance of an Event of Default Lender may use the Replacement Reserve Fund (or any portion thereof) for any purpose, including but not limited to completion of the Replacements as provided in Section 7.3.3, or for any other repair or replacement to the Property or toward payment of the Debt in such order, proportion and priority as Lender may determine in its sole discretion. Lender’s right to withdraw and apply the Replacement Reserve Funds shall be in addition to all other rights and remedies provided to Lender under this Agreement and the other Loan Documents. Borrower shall assign to Lender all rights and claims Borrower may have against all persons or entities supplying labor, materials or other services which are to be paid from or secured by the Reserve Funds; provided, however, that Lender may not pursue any such right or claim unless an Event of Default shall have occurred and remains uncured.

7.3.5. Balance in the Replacement Reserve Account. The insufficiency of any balance in the Replacement Reserve Account shall not relieve Borrower from its obligation to fulfill all preservation and maintenance covenants in the Loan Documents.

Section 7.4. Reserve Funds, Generally. Lender shall have a first-priority perfected security interest in all of Borrower’s right, title and interest in, to and under (a) each of the Reserve Funds, (b) any and all monies now or hereafter deposited in each Reserve Fund and (c) all proceeds of the foregoing as additional security for payment of the Debt. Until expended, applied or released in accordance herewith, the Reserve Funds shall constitute additional security for the Debt. Upon the occurrence and during the continuance of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in any or all of the Reserve Funds to the payment of the Debt in any order in its sole discretion. The Reserve Funds shall be held in an Eligible Account in Permitted Investments in accordance with the terms and provisions of the Cash Management Agreement. Notwithstanding the foregoing or anything to the contrary contained herein, all interest and other income on all Reserve Funds shall be the sole property of and shall be paid as set forth in the Cash Management Agreement. Borrower shall be responsible for payment of any federal, state or local income or other tax applicable to the interest earned on the Reserve Funds. Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in any Reserve Fund or the monies or other assets deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto. Lender shall not be liable for any loss sustained on the investment of any funds constituting the Reserve Funds. Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys fees and expenses) arising from or in any way connected with the Reserve Funds or the performance of the obligations for which the Reserve Funds were established.

VIII. DEFAULTS

Section 8.1. Event of Default. (a) Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i) if (A) any installment of the Debt Service Payment Amount is not paid on or prior to the fifth (5) calendar day after the date when due, (B) the payment due on the Maturity Date is not paid on or prior to the date when due or (C) any other portion of the Debt is not paid on or within five (5) days after the same is due;

(ii) if any of the Taxes are not paid on or prior to the date such Taxes become delinquent (after expiration of any applicable grace periods allowed under applicable law), other than Taxes being contested pursuant to Section 5.1.2 hereof;

(iii) if the Policies are not kept in full force and effect, or if certified copies of the Policies or certificates evidencing the insurance required by Section 6.1(a) are not delivered to Lender within ten (10) Business Days after written request;

(iv) if any violation of the provisions of Section 5.2.10 hereof occurs;

(v) if any representation or warranty made by Borrower herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument,

agreement or document furnished to Lender in connection with the Loan shall have been intentionally false or misleading in any respect as of the date the representation or warranty was made;

(vi) if Borrower, Operating Lessee, Guarantor or any other guarantor under any guaranty issued in connection with the Loan shall make a general assignment for the benefit of creditors;

(vii) if a receiver, liquidator or trustee shall be appointed for Borrower, Operating Lessee, Guarantor or any other guarantor under any guarantee issued in connection with the Loan or if Borrower, Operating Lessee, Guarantor or such other guarantor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower, Operating Lessee, Guarantor or such other guarantor, or if any proceeding for the dissolution or liquidation of Borrower, Operating Lessee, Guarantor or such other guarantor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower, Operating Lessee, Guarantor or such other guarantor, upon the same not being discharged, stayed or dismissed within ninety (90) days;

(viii) if Borrower assigns its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

(ix) if Borrower breaches any representation, warranty or covenant contained in Sections 4.1.30 or 5.1.23 hereof;

(x) if any of the assumptions contained in the Insolvency Opinion delivered to Lender in connection with the Loan, or in any Additional Insolvency Opinion delivered subsequent to the closing of the Loan, is or shall become untrue in any material respect;

(xi) if a material default has occurred and continues beyond any applicable cure period under the Franchise Agreement and as a result thereof the franchisor terminates or cancels the Franchise Agreement (or any Replacement Management Agreement);

(xii) if Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement or under any of the other Loan Documents not specified in subsections (i) to (xi) above, for ten (10) Business Days after notice to Borrower from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided, further, that Borrower shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed ninety (90) days;

(xiii) if Operating Lessee ceases to do business as a hotel at the Property or terminates such business for any reason whatsoever (other than temporary cessation in connection with any continuous and diligent renovation or restoration of the Property following a Casualty or Condemnation); or

(xiv) if (A) a material default has occurred and continues beyond any applicable cure period under the Operating Lease, (B) the Operating Lease is amended, modified or terminated in violation of the terms of this Agreement, or (C) Borrower fails to enforce the material terms and provisions of the Operating Lease, except as otherwise expressly provided in this Agreement.

(b) During the continuance of an Event of Default (other than an Event of Default described in clauses (vi) or (vii) above) in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, Lender may take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in and to the Property, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and the Property, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vi) or (vii) above, the Debt and Other Obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 8.2. Remedies.

(a) Upon the occurrence and during the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to the Property. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing (i) Lender is not subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Property and the Mortgage has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.

(b) Lender shall have the right from time to time during the existence of an Event of Default to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power. Borrower shall be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents and the Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date.

(c) Any amounts recovered from the Property after the occurrence and during the continuance of an Event of Default may be applied by Lender toward the payment of any interest and/or principal of the Loan and/or any other amounts due under the Loan Documents in such order, priority and proportions as Lender in its sole discretion shall determine.

Section 8.3. Remedies Cumulative; Waivers. The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

IX. SPECIAL PROVISIONS

Section 9.1. Secondary Market Transactions.

9.1.1. Sale of Notes and Securitization. At the request of the holder of the Note and at Lender’s sole cost and expense and, to the extent not already required to be provided by Borrower under this Agreement, Borrower shall use reasonable efforts to provide information not in the possession of the holder of the Note or to satisfy the market standards to which the holder of the Note customarily adheres or which may be reasonably required in the marketplace or by the Rating Agencies in connection with the sale of the Note or participations therein or the first successful securitization (such sale and/or securitization, the “Securitization”) of rated single or multi–class securities (the “Securities”) secured by or evidencing ownership interests in the Note and the Mortgage, including, without limitation, to:

(a) provide such financial and other information with respect to the Property, Borrower and the Manager, if any, (ii) provide budgets relating to the Property and (iii) in accordance with the terms of this Agreement, to permit to be performed such site inspection, appraisals, market studies, environmental reviews and reports (Phase I’s and, if appropriate, Phase II’s), engineering reports and other due diligence investigations of the Property, as may be reasonably requested by the holder of the Note or the Rating Agencies or as may be necessary or reasonably appropriate in connection with the Securitization (the “Provided Information”), together, if customary, with appropriate verification and/or consents of the Provided Information through letters of auditors or opinions of counsel of independent attorneys acceptable to Lender and the Rating Agencies;

(b) at Lender’s expense, cause counsel to render opinions or update existing opinions, which may be relied upon by the holder of the Note, the Rating Agencies and their respective counsel, agents and representatives, as to non–consolidation, fraudulent conveyance, and true sale and/or lease or any other opinion customary in securitization transactions, which counsel and opinions shall be reasonably satisfactory to the holder of the Note and the Rating Agencies;

(c) make such representations and warranties as of the closing date of the Securitization with respect to the Property, Borrower, Operating Lessee, Manager and the Loan Documents as are customarily provided in securitization transactions and as may be reasonably requested by the holder of the Note or the Rating Agencies and consistent with the facts covered by such representations and warranties as they exist on the date thereof, including the representations and warranties made in the Loan Documents; and

(d) execute such amendments to the Loan Documents and organizational documents as may be reasonably requested by the holder of the Note or the Rating Agencies or otherwise to effect the Securitization; provided, however, that Borrower shall not be required to modify or amend any Loan Document if such modification or amendment would (i) change the initial weighted average interest rate of the Loan (although, application of principal repayments or the Debt Service Payment Amount in a manner determined by Lender in its sole discretion may affect the actual weighted average interest rate of the Loan subsequent to such modification), the stated maturity or the required amortization set forth in the Note, (ii) modify or amend any other material or economic term of the Loan, (iii) modify Section 8.1.1 hereof, or (iv) in the reasonable judgment of Borrower, materially increase Borrower’s obligations and liabilities under the Loan Documents or materially decrease the rights of Borrower under the Loan Documents.

9.1.2. Loan Components; Mezzanine Loans.

(a) Borrower covenants and agrees that in connection with any Securitization of the Loan, upon Lender’s reasonable request and at Lender’s sole cost and expense, Borrower shall deliver one or more new component notes to replace the original note or modify the original note to reflect multiple components of the Loan (and such new notes or modified note shall have the same initial weighted average coupon as the original note) and modify the Cash Management Agreement with respect to the newly created components such that the pricing and marketability of the Securities and the size of each class of Securities and the rating assigned to each such class by the Rating Agencies shall provide the most favorable rating levels and achieve the optimum bond execution for the Loan provided, however, that Borrower shall not be required to deliver one or more new component notes to replace the original note if such modification or amendment (i) change the initial weighted average interest rate of the Loan (although, application of principal repayments or the Debt Service Payment Amount in a manner determined by Lender in its sole discretion may affect the actual weighted average interest rate of the Loan subsequent to such modification), the stated maturity or the required amortization set forth in the Note, (ii) modify or amend any other material or economic term of the Loan, (iii) modify Section 8.1.1 hereof, or (iv) in the reasonable judgment of Borrower, materially increase Borrower’s obligations and liabilities under the Loan Documents or materially decrease the rights of Borrower under the Loan Documents.

(b) Borrower covenants and agrees that after the Closing Date and prior to a Securitization, Lender shall have the right to create one or more mezzanine loans (each, a “Mezzanine Loan”), to establish different interest rates and to reallocate the principal balance of the Loan and to require the payment of the Loan and any such Mezzanine Loan(s) in such order of priority as may be designated by Lender; provided, that (i) in no event shall the initial weighted average interest rate of the Loan and any such Mezzanine Loan(s) following any such reallocation or modification change from the weighted average interest rate in effect immediately preceding such reallocation, modification or creation of any Mezzanine Loan(s) (except in connection with any mandatory prepayment as a result of a casualty or condemnation in accordance with Section 2.4.2 hereof or as a result of payments made during an Event of Default, which may result in a change in the weighted average interest rate and, in the case of an Event of Default and a default under any Mezzanine Loan, apply principal, interest rates and amortization between and among the Loan and the Mezzanine Loan(s) in a manner specified by Lender in its sole discretion), and (ii) except as expressly provided in each of the parentheticals above, none of the foregoing actions shall have a material adverse affect on Borrower and shall not prejudice any of the rights or obligations of Borrower under the Loan Documents. Borrower shall execute and deliver such documents as shall reasonably be required by Lender as promptly as possible under the circumstances in connection with this Section 9.1.2, all in form and substance reasonably satisfactory to Lender and the Rating Agencies, including, without limitation, in connection with the creation of any Mezzanine Loan, a promissory note and loan documents necessary to evidence such Mezzanine Loan, which loan documents shall be substantially the same in substance as the Loan Documents and Borrower shall execute such amendments to the Loan Documents as are necessary in connection with the creation of such Mezzanine Loan. Further, in connection with any Mezzanine Loan, Borrower shall deliver to Lender opinions of legal counsel with respect to due execution, authority and enforceability of the Loan Documents, as amended, and an Additional Insolvency Opinion for the Loan and the Mezzanine Loan, each as reasonably acceptable to Lender, prospective investors and/or the Rating Agencies.

9.1.3. Secondary Market Transaction Costs. All out-of-pocket costs and expenses incurred by Borrower in connection with Borrower’s complying with requests made under Section 9.1 (including, without limitation, the fees and expenses of the Rating Agencies and Borrower’s and Lender’s reasonable legal counsel) shall be paid by Lender.

Section 9.2. Securitization Indemnification.

(a) Borrower understands that certain of the Provided Information may be included in disclosure documents in connection with the Securitization, including, without limitation, a prospectus, prospectus supplement or private placement memorandum (each, a “Disclosure Document”) and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or provided or made available to investors or prospective investors in the Securities, the Rating Agencies, and service providers relating to the Securitization. In the event that the Disclosure Document is required to be revised prior to the sale of all Securities, Borrower will cooperate with the holder of the Note in updating the Disclosure Document by providing all current information necessary to keep the Disclosure Document accurate and complete in all material respects.

(b) Borrower agrees to provide in connection with each of (i) a preliminary and a private placement memorandum or (ii) a preliminary and final prospectus or prospectus supplement, as applicable, an indemnification certificate (A) certifying that Borrower has carefully examined such memorandum or prospectus, as applicable, including without limitation, the sections entitled “Special Considerations,” “Description of the Mortgages,” “Description of the Mortgage Loans and Mortgaged Property,” “The Manager,” “The Borrower” and “Certain Legal Aspects of the Mortgage Loan,” and such sections (and any other sections reasonably requested) do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, (B) indemnifying Lender (and for purposes of this Section 9.2, Lender hereunder shall include its officers and directors), each of its directors, each of its officers who have signed the Registration Statement and each Person or entity who controls the Affiliate within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Lender Group”), and Lender, each of its directors and each Person who controls Lender within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act (collectively, the “Underwriter Group”) for any losses, claims, damages or liabilities to which Lender, the Lender Group or the Underwriter Group may become subject insofar as such losses, claims, damages or liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in such sections or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated in such sections or necessary in order to make the statements in such sections or in light of the circumstances under which they were made, not misleading (collectively, the “Liabilities”) and (C) agreeing to reimburse Lender, the Lender Group and the Underwriter Group for any legal or other expenses reasonably incurred by Lender in connection with defending the Liabilities; provided, however, that Borrower will be liable in any such case under clauses (B) or (C) above only to the extent that any such loss claim, damage or liability arises out of or is based upon any such untrue statement or omission made therein in reliance upon and in conformity with information furnished to Lender by or on behalf of Borrower in connection with the preparation of the memorandum or prospectus or in connection with the underwriting of the debt, including, without limitation, financial statements of Borrower, operating statements, rent rolls, environmental site assessment reports and property condition reports with respect to the Property. This indemnity agreement will be in addition to any liability which Borrower may otherwise have. Moreover, the indemnification provided for in Clauses (B) and (C) above shall be effective whether or not an indemnification certificate described in (A) above is provided and shall be applicable based on information previously provided by Borrower or its Affiliates if Borrower does not provide the indemnification certificate.

(c) In connection with filings under the Exchange Act, Borrower agrees to indemnify (i) Lender, the Lender Group and the Underwriter Group for Liabilities to which Lender, the Lender Group or the Underwriter Group may become subject insofar as the Liabilities arise out of or are based upon the omission or alleged omission to state in the Provided Information a material fact required to be stated in the Provided Information in order to make the statements in the Provided Information, in light of the circumstances under which they were made not misleading and (ii) reimburse Lender, the Lender Group or the Underwriter Group for any legal or other expenses reasonably incurred by Lender, the Lender Group or the Underwriter Group in connection with defending the Liabilities.

(d) Promptly after receipt by an indemnified party under this Section 9.2 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 9.2, notify the indemnifying party in writing of the commencement thereof, but the omission to so notify the indemnifying party will not relieve the indemnifying party from any liability which the indemnifying party may have to any indemnified party hereunder except to the extent that failure to notify causes prejudice to the indemnifying party. In the event that any action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled, jointly with any other indemnifying party, to participate therein and, to the extent that it (or they) may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party. After notice from the indemnifying party to such indemnified party under this Section 9.2 the indemnifying party shall not be responsible for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there are any legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, the indemnified party or parties shall promptly notify the indemnifying party in writing, and shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party to parties. The indemnifying party shall not be liable for the expenses of more than one such separate counsel unless an indemnified party shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to another indemnified party.

(e) In order to provide for just and equitable contribution in circumstances in which the indemnity agreements provided for in Section 9.2(b) or (c) is or are for any reason held to be unenforceable by an indemnified party in respect of any losses, claims, damages or liabilities (or action in respect thereof) referred to therein which would otherwise be indemnifiable under Section 9.2(b) or (c), the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages or liabilities (or action in respect thereof); provided, however, that no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. In determining the amount of contribution to which the respective parties are entitled, the following factors shall be considered: (i) Lender’s and Borrower’s relative knowledge and access to information concerning the matter with respect to which claim was asserted; (ii) the opportunity to correct and prevent any statement or omission; and (iii) any other equitable considerations appropriate in the circumstances. Lender and Borrower hereby agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation.

(f) The liabilities and obligations of both Borrower and Lender under this Section 9.2 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.

Section 9.3. Exculpation. Subject to the qualifications below, the Debt and the Other Obligations shall be non-recourse to Borrower, Guarantor and their respective Affiliates and Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Note, this Agreement, the Mortgage or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower, Guarantor and their respective Affiliates except that Lender may bring a foreclosure action, an action for specific performance of non-monetary obligations or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Mortgage and the other Loan Documents, or in the Property, the Rents, or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Property, in the Rents and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Mortgage and the other Loan Documents, agrees that it shall not sue for, seek or demand any deficiency judgment against Borrower or its Affiliates in any such action or proceeding under or by reason of or under or in connection with the Note, this Agreement, the Mortgage or the other Loan Documents. The provisions of this Section 9.3 shall not, however, (a) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (b) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under any of the Mortgage; (c) affect the validity or enforceability of the Guaranty or any other guaranty made in connection with the Loan or any of the rights and remedies of Lender thereunder; (d) impair the right of Lender to obtain the appointment of a receiver with respect to the Property; (e) impair the enforcement of any of the Assignment of Leases; (f) constitute a prohibition against Lender to seek a deficiency judgment against Borrower in order to fully realize the security granted by the Mortgage to the extent necessary to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against all of the Property; or (g) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of any actual loss, damage, cost, expense, liability, claim or other obligation actually incurred by Lender but excluding consequential, special or punitive damages (including attorneys’ fees and costs reasonably incurred) arising out of or in connection with the following:

(a) fraud or intentional misrepresentation by Borrower, Operating Lessee or Guarantor in connection with the Loan;

(b) willful misconduct of Borrower or Operating Lessee;

(c) damage to the Property as a result of the gross negligence or willful misconduct of Borrower, Operating Lessee or Guarantor;

(d) the breach of any representation, warranty, covenant or indemnification provision in the Environmental Indemnity Agreement concerning environmental laws, hazardous substances and asbestos and any indemnification of Lender with respect thereto;

(e) the removal or disposal of any material portion of the Property by Borrower or Operating Lessee upon and during the continuance of an Event of Default in violation of the Loan Agreement;

(f) the misappropriation or conversion by Borrower or Operating Lessee of (A) any Insurance Proceeds paid by reason of any Casualty to the Property, (B) any Awards or other amounts received in connection with the Condemnation of all or a portion of the Property, (C) any Rents following an Event of Default, or (D) any Rents or other amounts which should have been deposited in the Lockbox Account but were diverted therefrom by Borrower, Operating Lessee or Guarantor;

(g) failure of Borrower, Operating Lessee to pay Taxes or other charges which give rise to Liens on the Property except to the extent that Gross Income from Operations after payment of Debt Service was insufficient to pay such Taxes or other charges; and

(h) the failure of Borrower or Operating Lessee to obtain Lender’s prior written consent to any Indebtedness voluntarily incurred by Borrower or the voluntary grant or creating of any Lien (other than Permitted Encumbrances) encumbering the Property, or the failure of Borrower to obtain Lender’s prior written consent to any voluntary Transfer in each case as may be required by the Loan Agreement; and

(i) any material interference or material resistance (including, without limitation, any action reasonably likely to cause a material delay to Lender) by Borrower, Operating Lessee, Guarantor or any of their respective Affiliates, agents, employees, members, partners, directors or officers, with Lender’s exercise of any and all of its rights and remedies under the Loan Documents, at law or in equity (provided that defending any demand for payment solely on the grounds that the demanded amount had already been paid and not returned or otherwise disgorged, shall not trigger liability under this clause (i)).

Borrower shall be liable for the entire amount of the Debt in the event of:

(i) Borrower filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law;

(ii) the filing by any Person other than Lender of an involuntary petition against Borrower under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law in which Borrower colludes with such Person, or solicits or causes to be solicited petitioning creditors for any involuntary petition against Borrower from any Person;

(iii) Borrower filing an answer consenting to or joining in any involuntary petition filed against it, by any Person other than Lender under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law unless the opposition of Borrower to such involuntary petition would violate any Rule 11 of the Federal Rules of Civil Procedure, Rule 9011 of the Federal Rules of Bankruptcy Procedure or any other similar state law;

(iv) Borrower consenting to or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower or any portion of the Property;

(v) Borrower making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due unless the opposition of Borrower to such involuntary petition would violate any Rule 11 of the Federal Rules of Civil Procedure, Rule 9011 of the Federal Rules of Bankruptcy Procedure or any other similar state law; and

(vi) Borrower violating the Single Purpose Entity provisions of its organizational documents.

Section 9.4. Matters Concerning Manager. Subject to any contrary or other terms and conditions of the Agreement of Manager, if (a) an Event of Default has occurred and is continuing under this Agreement or any of the other Loan Documents and the Lender has accelerated the Debt, (b) a monetary or material non-monetary default of the Manager has occurred and is continuing under any Management Agreement beyond any applicable notice and cure, or (c) a Bankruptcy Action of Manager shall have occurred and be continuing, then in each case to the extent permitted by applicable law, Borrower shall, or shall cause Operating Lessee to, at the request of Lender, terminate the applicable Management Agreement and replace the Manager with a Qualified Manager pursuant to a Replacement Management Agreement, it being understood and agreed that the management fee for such Qualified Manager shall not exceed then prevailing market rates.

Section 9.5. Servicer. At the option of Lender, the Loan may be serviced by a servicer/trustee (any such servicer/trustee, together with its agents, nominees or designees, are collectively referred to as “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to Servicer pursuant to a servicing agreement (the “Servicing Agreement”) between Lender and Servicer. Lender shall be responsible for the regular monthly or periodic servicing fee relating to or arising under the Servicing Agreement; Borrower will be responsible for any special or extraordinary servicing fees due to Servicer under the Servicing Agreement.

X. MISCELLANEOUS

Section 10.1. Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 10.2. Intentionally Omitted.

Section 10.3. Governing Law. (a) THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE LOAN DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION AND ENFORCEMENT OF THE LIENS ON REAL PROPERTY CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, AND, EXCEPT AS AFORESAID, THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS MAY BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW

YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWER AND LENDER EACH WAIVE ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER AND LENDER EACH HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY DESIGNATE AND APPOINT:

CT CORPORATION SYSTEM

111 EIGHTH AVENUE

NEW YORK, NEW YORK 10011

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

Section 10.4. Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of the Note, or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 10.5. Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 10.6. Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested or (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, and by telecopier (with answer back acknowledged), addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section):

Borrower:	KPA San Antonio HS LLC 340 Royal Poinciana Way, Suite 306 Palm Beach, Florida 33480 Attention: Mark Murphy or Dennis Craven Facsimile No.: (561) 835-0457

with a copy to:	Hunton & Williams LLP 1900 K Street, N.W. Washington, District of Columbia 20006 Attention: Thomas F. Kaufman, Esq. Facsimile No.: (202) 778-2201

Lender:	Merrill Lynch Mortgage Lending, Inc. Four World Financial Center, 16th Floor New York, New York 10080 Attention: Dominick Guerriero Facsimile No. (212) 449-7684

with a copy to:	Dechert LLP 30 Rockefeller Plaza New York, New York 10112 Attention: Lawrence A. Ceriello, Esq. Facsimile No. (212) 698-3599

A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; or in the case of expedited prepaid delivery and telecopy, upon the first attempted delivery on a Business Day; or in the case of telecopy, upon sender’s receipt of a machine-generated confirmation of successful transmission after advice by telephone to recipient that a telecopy notice is forthcoming.

Section 10.7. Trial by Jury. BORROWER AND LENDER HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT

BY JURY, AND WAIVE ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER AND LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EACH PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER.

Section 10.8. Headings. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 10.9. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 10.10. Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 10.11. Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.

Section 10.12. Remedies of Borrower. In the event that a claim or adjudication is made that Lender, or its respective agent has acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its respective agents shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

Section 10.13. Expenses; Indemnity. Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Lender upon receipt of written notice from Lender for all reasonable costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in connection with (i) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower required under this Agreement or the other Loan Documents; (ii) Borrower’s ongoing performance of and compliance with Borrower’s respective agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (iii) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Lender; (iv) securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement; (v) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Liens in favor of Lender pursuant to this Agreement and the other Loan Documents; (vi) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Property or any other security given for the Loan; (vii) a default under Section 5.2.9 hereof, including, without limitation, reasonable attorneys’ fees and costs incurred in the investigation, defense, and settlement of losses incurred in correcting any prohibited transaction or in the sale of a prohibited loan, and in obtaining any individual prohibited transaction exemption under ERISA, the Code, any State statute or other similar law that may be required and (viii) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Properties (including any fees incurred by Servicer in connection with the transfer of the Loan to a special servicer during an Event of Default) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings with respect to any Borrower, Operating Lessee or Guarantor; provided, however, that (a) Borrower shall not be obligated for the payment of any fees, costs, or expenses which are payable by Lender pursuant to Section 9.1.5, (b) from and after a Syndication, Borrower shall not be required to pay or reimburse any Co-Lender for any fees, costs or expenses incurred by such Co-Lender (provided, that Borrower will be required to pay the fees, costs or expenses incurred by Administrative Agent on behalf of the Co-Lenders to the same extent Borrower would have been required by this Section 10.13 to pay such fees, costs and expenses if incurred by Lender prior to a Syndication), and (c) Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender. Any cost and expenses due and payable to Lender may be paid from any amounts in the Lockbox Account or Cash Management Account, as applicable.

(a) Borrower shall indemnify, defend and hold harmless Lender from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments,

suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for Lender in connection with any investigative, administrative or judicial proceeding commenced or threatened against Lender), that may be imposed on, incurred by, or asserted against Lender in any manner relating to or arising out of (i) any breach by Borrower of its obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents, or (ii) the use or intended use of the proceeds of the Loan (collectively, the “Indemnified Liabilities”); provided, however, that (a) Borrower shall not have any obligation to Lender hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of Lender, (b) from and after a Syndication, Borrower shall not be required to pay for the fees and expenses of more than one law firm for all Co-Lenders and the Administrative Agent, and (c) without limiting clause (b) preceding, to the extent not precluded by a conflict of interest, Lender shall endeavor to work cooperatively with Borrower with a view toward minimizing the legal and other expenses associated with any defense and any potential settlement or judgment. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Lender. Borrower further agrees that, without Administrative Agent’s or the Co-Lenders’ prior written consent, it will not enter into any settlement of a lawsuit, claim or other proceeding arising or relating to any Indemnified Liability unless such settlement includes an explicit and unconditional release from the party bringing such lawsuit, claim or other proceeding of Administrative Agent and each Co-Lender.

(b) Borrower covenants and agrees to pay for or, if Borrower fails to pay, to reimburse Lender for, any fees and expenses incurred by any Rating Agency in connection with any consent, approval, waiver or confirmation obtained from such Rating Agency in connection with any action taken or proposed to be taken by Borrower pursuant to the terms and conditions of this Agreement or any other Loan Document and Lender shall be entitled to require payment of such fees and expenses as a condition precedent to the obtaining of any such consent, approval, waiver or confirmation.

Section 10.14. Schedules Incorporated. The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 10.15. Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 10.16. No Joint Venture or Partnership; No Third Party Beneficiaries. Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender and each Co-Lender nor to grant Lender or any Co-Lender any interest in the Properties other than that of mortgagee, beneficiary or lender.

(a) This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement or the other Loan Documents (except with respect to Persons intended to be exculpated under Section 9.3 hereof) shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

Section 10.17. Publicity. All news releases, publicity or advertising by Borrower or any of its Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender, or any of its Affiliates shall be subject to the prior written approval of Lender.

Section 10.18. Waiver of Marshalling of Assets. To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower and of the Property, or to a sale in inverse order of alienation in the event of foreclosure of the Mortgage and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Property for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Property in preference to every other claimant whatsoever.

Section 10.19. Waiver of Counterclaim. Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.

Section 10.20. Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

Section 10.21. Brokers and Financial Advisors. Borrower and Lender each hereby represent to the other that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Borrower hereby agrees to indemnify, defend and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind (including Lender’s attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower in connection with the transactions contemplated herein. The provisions of this Section 10.21 shall survive the expiration and termination of this Agreement and the payment of the Debt.

Section 10.22. Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, including, without limitation, the Summary of Principal Terms dated August 1, 2006 (as amended) between Borrower and Lender are superseded by the terms of this Agreement and the other Loan Documents.

Section 10.23. Execution in Counterparts. This Agreement and the other Loan Documents may be executed in any number of counterparts and by different parties hereto or thereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 10.24. Entire Agreement. This Agreement, taken together with all of the other Loan Documents and all certificates and other documents delivered by Borrower to Lender, embody the entire agreement and supersede all prior commitments, agreements, representations, and understandings, written or oral, relating to the subject matter hereof, and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto.

Section 10.25. Time is of the Essence. The parties hereto agree that time is of the essence under this Agreement and the other Loan Documents and the performance of each of the covenants and agreements contained herein and therein.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

KPA SAN ANTONIO HS LLC, a
Delaware limited liability company

By:	Innkeepers USA Limited Partnership, a Virginia limited partnership, its Sole Member

	By:	Innkeepers Financial Corporation, a Virginia corporation, its General Partner

		By:	/s/ Dennis Craven
		Name:	Dennis Craven
		Title:	Vice President and Treasurer

(Signature continue on following page)

LENDER:

MERRILL LYNCH MORTGAGE LENDING, INC.,
a Delaware corporation

By:	/s/ Dominick F. Guerriero
Name:	Dominick F. Guerriero
Title:	Vice President

SCHEDULE I

ORGANIZATIONAL CHART

(Attached)

SCHEDULE II

LEASES

N/A

SCHEDULE III

REQUIRED REPAIRS

The following repairs must be completed by March 31, 2007:

1) Replace drywall and eliminate associated mold in parking garage.

2) Replace hydraulic elevator machinery and controls.

SCHEDULE IV

RESERVED

SCHEDULE V

EXCEPTIONS TO REPRESENTATION

None.

SCHEDULE VI

RESERVED

SCHEDULE VII

MANAGEMENT AGREEMENT

(Attached)

SCHEDULE VIII

IDENTIFICATION OF CERTAIN QUALIFIED MANAGERS

None.